Exhibit 10.3

Execution Version

REVOLVING CREDIT AGREEMENT

dated as of

May 15, 2026,

among

BXDC OPERATING PARTNERSHIP LP,

as Borrower,

THE LENDERS PARTY HERETO,

and

CITIBANK, N.A.,

as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.,

as Sole Lead Arranger and Sole Bookrunner

SCHEDULES:

Schedule 1	– Guarantors
Schedule 2.01	– Commitments
Schedule 2.06(a)	– Letter of Credit Commitment
Schedule 3.06	– Disclosed Matters
Schedule 3.14	– Subsidiaries
Schedule 6.04	– Affiliate Transactions
Schedule 9.01(a)	– Notice Information

EXHIBITS:

Exhibit A	– Form of Assignment and Assumption
Exhibit B	– Form of Compliance Certificate
Exhibit C-1	– U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-2	– U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-3	– U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-4	– U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D	– Form of Note
Exhibit E	– Form of Borrowing Request
Exhibit F	– Form of Notice of Loan Prepayment
Exhibit G	– Form of Letter of Credit Report
Exhibit H	– Form of Subsidiary Guaranty
Exhibit I	– Form of Pledge Agreement
Exhibit J	– Form of Solvency Certificate

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of May 15, 2026, is entered into by and among, BXDC OPERATING PARTNERSHIP LP, a Delaware limited partnership, the LENDERS party hereto, and CITIBANK, N.A., as Administrative Agent.

WHEREAS, in connection with the foregoing, the Borrower has requested that (i) the Lenders extend credit to the Borrower in the form of commitments pursuant to a revolving credit facility in an aggregate principal amount of $1,000,000,000 and (ii) the Issuing Banks make available Letters of Credit in an aggregate stated amount at any time outstanding not to exceed the Letter of Credit Sublimit at such time;

WHEREAS, on and after the Effective Date, the proceeds of the Loans will be used by the Borrower to pay Transaction Costs and for other purposes not prohibited by this Agreement.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement (including the preamble hereto), the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“ABR Borrowing” means, as to any Borrowing, the ABR Loans comprising such Borrowing.

“ABR Loan” means a Loan that bears interest at a rate based on the Alternate Base Rate.

“ABR SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Act” has the meaning assigned to such term in Section 9.15.

“Additional Credit Extension Amendment” means an amendment to this Agreement providing for any New Revolving Commitments which shall be consistent with the applicable provisions of this Agreement relating to New Revolving Commitments and otherwise reasonably satisfactory to the Administrative Agent, the New Revolving Loan Lender and the Borrower.

“Additional First Lien Debt” has the meaning assigned to such term in Section 2.11(e).

“Additional Guarantor” means (a) any Domestic Subsidiary of the Borrower that is required to provide a Guaranty in accordance with Section 5.09(a) and (b) any other Subsidiary that the Borrower designated as a “Guarantor” and that provides a Guaranty in the sole discretion of the Borrower, so long as such Subsidiary is reasonably acceptable to the Administrative Agent; provided that, in the case of a Foreign Subsidiary, such Foreign Subsidiary shall grant a perfected lien on substantially all of its assets pursuant to arrangements reasonably agreed between the Administrative Agent and the Borrower, pursuant to documentation and subject to customary limitations in such jurisdiction as may be reasonably agreed between the Administrative Agent and the Borrower.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent and collateral agent for the Lenders hereunder, and any successor thereto appointed pursuant to Article VIII.

“Administrative Agent’s Account” means the account of the Administrative Agent specified on Schedule 9.01(a).

“Administrative Agent’s Office” means, with respect to any Approved Currency, the Administrative Agent’s address and, as appropriate, account as set forth in Section 9.01 with respect to such Approved Currency, or such other address or account with respect to such Approved Currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.19.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus one half of one percent (0.50%) and (c) Term SOFR for a one month Interest Period for such day plus one percent (1.00%). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR, respectively.

“Applicable Rate” means, for any day on or after the Effective Date, (a) prior to the delivery of the certificate pursuant to Section 5.01(a)(iv), a rate per annum equal to (x) with respect to any ABR Loan, 1.00%, (y) with respect to any Term Benchmark Loan, 2.00% and (z) with respect to any Daily Simple RFR Loan, 2.00%, (b) so long as the Leverage Ratio set forth in the most recently delivered certificate pursuant to Section 5.01(a)(iv) following the first full fiscal quarter after the Effective Date is greater than 45%, a rate per annum equal to (x) with respect to any ABR Loan, 1.50%, (y) with respect to any Term Benchmark Loan, 2.50% and (z) with respect to any Daily Simple RFR Loan, 2.50%, (c) so long as the Leverage Ratio set forth in the most recently delivered certificate pursuant to Section 5.01(a)(iv) following the first full fiscal quarter after the Effective Date is greater than 40% and less than or equal to 45%, a rate per annum equal to (x) with respect to any ABR Loan, 1.25%, (y) with respect to any Term Benchmark Loan, 2.25% and (z) with respect to any Daily Simple RFR Loan, 2.25%, and (d) so long as the Leverage Ratio set forth in the most recently delivered certificate pursuant to Section 5.01(a)(iv) following the first full fiscal quarter after the Effective Date is less than or equal to 40%, a rate per annum equal to (x) with respect to any ABR Loan, 1.00%, (y) with respect to any Term Benchmark Loan, 2.00% and (z) with respect to any Daily Simple RFR Loan, 2.00%.

“Applicable Time” means, with respect to any Borrowings and payments in any Approved Foreign Currency, the local time in the place of settlement for such Approved Foreign Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Counterparty” means (i) the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender at the time it entered into a Swap Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto, notwithstanding whether such Approved Counterparty may cease to be the Administrative Agent, any Lender or an Affiliate of the Administrative Agent or any Lender thereafter and (ii) any other Person from time to time approved in writing (including via email) by the Administrative Agent (not to be unreasonably withheld, delayed or conditioned).

“Approved Currency” means each of (i) Dollars, (ii) euros, (iii) Sterling, (iv) Canadian Dollars and (v) any other currency that is approved in accordance with Section 1.05.

“Approved Foreign Currency” means any Approved Currency other than Dollars.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet and related statements of operations, comprehensive income (loss), equity and cash flows of the Consolidated Group as of the end of and for the year ended December 31, 2025, prepared in accordance with GAAP (except as may be indicated in the notes thereto).

“Authorized Officer” means any of the Chairman of the Board, Vice Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary of the Borrower (or the general partner, managing member or other Person exercising similar authority of the Borrower) or any other officer listed on the applicable incumbency certificate delivered pursuant to Section 4.01(c)(iii).

“Availability Criteria” has the meaning set forth in Section 4.02(c).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Available Revolving Commitment” means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect minus (b) such Lender’s Revolving Credit Exposure then outstanding.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state or foreign bankruptcy or insolvency law.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark Discontinuation Event” has the meaning set forth in Section 2.14(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” means, (i) initially, BXDC OP, or (ii) at any time there is a Successor Borrower, such Successor Borrower.

“Borrowing” means Revolving Loans of the same Type, in the same Approved Currency, made, converted or continued on the same date and, in the case of (x) Term Benchmark Loans as to which a single Interest Period (i.e., of the same duration and ending on the same date) is in effect and (y) Daily Simple RFR Loans as to which a single Interest Payment Date is in effect.

“Borrowing Request” means a request in substantially the form of Exhibit E hereto by the Borrower for a Borrowing in accordance with Section 2.03 appropriately completed and signed by an Authorized Officer.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, a Term Benchmark Loan denominated in Dollars (and any ABR Loans or Borrowings the interest on which is computed by reference to clause (c) of the definition of “Alternate Base Rate”), the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day, (b) when used in connection with Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any Revolving Loan denominated in, euros, the term “Business Day” shall also exclude any day that is not a TARGET Day, (c) when used in connection with any Revolving Loan denominated in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are required or authorized to close in Toronto, Province of Ontario, Canada or (d) if the applicable day relates to any Daily Simple RFR Loan, any fundings, disbursements, settlements and payments in respect of any such Daily Simple RFR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Daily Simple RFR Loan, means a day that is an RFR Business Day.

“BXDC” means Blackstone Digital Infrastructure Trust Inc.

“BXDC OP” means BXDC Operating Partnership LP, a Delaware limited partnership.

“Canadian Dollars” or “C$” means the lawful currency of Canada.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within three hundred sixty-five (365) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within three hundred sixty-five (365) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Control” means any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Effective Date) (other than (x) any Person that beneficially owns, directly or indirectly, Equity Interests in the Borrower on the Effective Date or any Affiliate thereof, (y) any Management Stockholders and any Affiliates thereof (including any Management Stockholders holding Equity Interests through an Equityholding Vehicle) or (z) Blackstone Inc. and any Affiliate or limited partner of Blackstone Inc. (or its permitted successors) (collectively, the “Permitted Holders”)) shall beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding voting Equity Interests of the Borrower.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-5 of the Exchange Act (or any successor provision), (i) a Person or group shall not be deemed to beneficially own voting Equity Interests (x) to be acquired by such Person or group pursuant to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the voting Equity Interests in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding voting Equity Interests of the Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change in Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own voting Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s direct or indirect parent holding companies (or related contractual rights) unless it owns more than 50% of the total voting power of the voting Equity Interests of such Person’s direct or indirect parent holding companies, (iv) the right to acquire voting Equity Interests (so long as such Person does not have the right to direct the voting of the voting Equity Interests subject to such right) or any veto power in connection with the acquisition or disposition of voting Equity Interests will not cause a party to be a beneficial owner and (v) a Change in Control shall be deemed not to have occurred pursuant to the first paragraph of this definition if the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint more than 50% of the directors (or similar position) on the board of directors (or similar body) of the Borrower (or any direct or indirect parent thereof that holds 50.0% or more of the total voting power of the voting Equity Interests of the Borrower).

For purposes of this definition and any related definition to the extent used for purposes of this definition, at any time when 50.0% or more of the total voting power of the voting Equity Interests of the Borrower is directly or indirectly owned by parent holding companies, all references to the Borrower shall be deemed to refer to its ultimate parent holding company (but excluding any Permitted Holder) that directly or indirectly owns such voting Equity Interests.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to such term in the Pledge Agreement.

“Collateral Documents” means collectively, the Pledge Agreement, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 4.01 or Section 5.09 and each of the other agreements, instruments or documents that create or purport to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, with respect to each Lender, its Revolving Commitment.

“Commitment Fee Rate” means, to the extent in effect as calculated on a daily basis, for any applicable period, 0.35% per annum.

“Committed Extension Option” has the meaning assigned to such term in Section 2.21(b).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Compliance Certificate” means a compliance certificate delivered in accordance with Section 5.01(a)(iv) in the form attached hereto as Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Group” means the Borrower and all of the Subsidiaries which are consolidated with the Borrower for financial reporting purposes under GAAP.

“Consolidated Total Assets” means, as of the end of any fiscal quarter of the Borrower, the total assets of the Borrower and its Subsidiaries calculated on a consolidated basis at such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than the Permitted Holders, which directly or indirectly is in Control of, is Controlled by, or is under common Control with such Person and is organized by such Person (or any Person Controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.18.

“Credit Party” means the Administrative Agent, any Issuing Bank or any other Lender.

“Daily Simple CORRA” means, for any day (a “Daily Simple CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day, the “Daily Simple CORRA Determination Day”), that is five (5) RFR Business Days prior to (i) if such Daily Simple CORRA Rate Day is an RFR Business Day, such Daily Simple CORRA Rate Day or (ii) if such Daily Simple CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such Daily Simple CORRA Rate Day, in each case, as CORRA is published by the administrator; provided, however, that if as of 5:00 p.m. (Toronto time) on any Daily Simple CORRA Determination Day, CORRA for the applicable tenor has not been published by the administrator and Daily Simple CORRA has not been replaced pursuant to Section 2.14, then Daily Simple CORRA will be CORRA as published by the administrator on the first preceding RFR Business Day for which CORRA was published by the administrator so long as such first preceding RFR Business Day is not more than three (3) RFR Business Days prior to such Daily Simple CORRA Determination Day; provided, however, if CORRA for such tenor was published by the administrator thereof more than three (3) RFR Business Days prior to such Daily Simple CORRA Determination Day, then CORRA will be the interest rate (expressed as a rate per annum on the basis of a year of 365 days) for a comparable tenor quoted by the Administrative Agent as of such Daily Simple CORRA Determination Day.

“Daily Simple CORRA Determination Day” has the meaning set forth in the definition of “Daily Simple CORRA”.

“Daily Simple CORRA Rate Day” has the meaning set forth in the definition of “Daily Simple CORRA”.

“Daily Simple RFR” means, for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Sterling, the greater of (i) SONIA for the day (such day, “i”) that is five (5) RFR Business Days (or such other period as determined by the Borrower and the Administrative Agent based on then prevailing market conventions) prior to (A) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (B) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website, and (ii) 0.0%; provided that, if by 5:00 pm (local time for the applicable RFR) on the second (2nd) RFR Business Day immediately following any day “i”, SONIA in respect of such day “i” has not been published on the applicable SONIA Administrator’s website, then SONIA for such day “i” will be SONIA as published in respect of the first preceding RFR Business Day for which SONIA was published on the SONIA Administrator’s website; provided further that (x) any determination of SONIA pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Rate Days and any change in Daily Simple RFR due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrower and (b) Canadian Dollars, the greater of (i) Daily Simple CORRA and (ii) 0.0%.

“Daily Simple RFR Borrowing” means, as to any Borrowing, the Loans bearing interest at a rate based on Daily Simple RFR comprising such Borrowing.

“Daily Simple RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), SOFR for the day (such day, the “SOFR Determination Day”) that is five U.S. Government Securities Business Days (or such other period as determined by the Borrower and the Administrative Agent based on one of the then prevailing market conventions) prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day. If by 5:00 pm (New York City time) on the second U.S. Government Securities Business Day immediately following any SOFR Determination Day, the SOFR in respect of such SOFR Determination Day has not been published on the Federal Reserve Bank of New York’s Website, then the SOFR for such SOFR Determination Day will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the Federal Reserve Bank of New York’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than five consecutive U.S. Government Securities Business Days.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two (2) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Bankruptcy Event or (ii) become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each Issuing Bank and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is subject to comprehensive sanctions under any Sanctions Laws and Regulations, currently, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, Zaporizhzhia, Kherson and Crimea regions of Ukraine, Cuba, Iran and North Korea.

“Designated Persons” means a person or entity (a) listed in the annex to, or otherwise subject to the provisions of, any Sanctions Laws and Regulations-related Executive Order; (b) named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”) or is otherwise the subject of any Sanctions Laws and Regulations; (c) ordinarily located, organized, or resident in Designated Jurisdiction; or (d) fifty percent (50%) or greater owned by any Person or Persons listed or designated pursuant to clauses (a) through (c) above.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” has the meaning assigned to such term in Section 6.05.

“Disqualified Institution” means (a) any Person that is specifically identified by name on a written list delivered to the Administrative Agent on the Effective Date, which list may be updated by the Borrower from time to time after the Effective Date, (b) any competitor or a subsidiary which is under the control of a competitor of the Borrower that is specifically identified by name on a written list delivered to the Administrative Agent on the Effective Date, which list may be updated by the Borrower from time to time after the Effective Date and (c) any Affiliate or sponsor of any Person or competitor described in clause (a) or (b) that is identified by the Borrower or the Sponsor to the Administrative Agent in writing from time to time or reasonably identifiable solely by name as an Affiliate of such Person, other than an Affiliate or sponsor of such Person that is a Bona Fide Debt Fund; provided that (x) no such update shall apply retroactively to any Person that already acquired and continues to hold (or has and remains committed to acquire, without giving retroactive effect to any such Commitment) an assignment or participation interest in the Revolving Facility and (y) any such Person that holds (or has and remains committed to acquire, without giving retroactive effect to any such Commitment) an assignment or participation interest in the Revolving Facility shall not be permitted to acquire an additional assignment of Loans, participations or other interests in the Revolving Facility; provided further, that notwithstanding anything herein to the contrary, the Borrower may withhold consent for any assignments to any Affiliate of a Disqualified Institution regardless of whether such assignee is reasonably identifiable as an Affiliate of a Disqualified Institution solely on the basis of its name (other than with respect to Affiliates that are Bona Fide Debt Funds). The Administrative Agent shall not disclose (verbally or in writing) the list of entities that are Disqualified Institutions to any person, but shall be permitted to, upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Institutions, disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Institutions, subject to customary confidentiality requirements.

“Dollar Denominated Letter of Credit” means any Letter of Credit incurred in Dollars.

“Dollar Denominated Loan” means any Revolving Loan incurred in Dollars.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Approved Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Approved Currency.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority and subject to the Bail-In Legislation, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means May 15, 2026, the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. For the avoidance of doubt, an executed counterpart of a signature page delivered by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall not be considered an Electronic Signature.

“Electronic System” means any electronic system, including Debtdomain, IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security systems.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender of similar creditworthiness and (iii) any other Person (other than an Ineligible Institution) approved in accordance with the provisions of Sections 9.04(b) or (c), as applicable (to the extent an approval is required pursuant to Sections 9.04(b) or (c)). For the avoidance of doubt, no Ineligible Institution is an Eligible Assignee.

“Eligible Institution” means a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which is rated at least “A 1+” by S&P, “P 1” by Moody’s or “F 1+” by Fitch.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equityholding Vehicle” means any direct or indirect parent entity of the Borrower and any equityholder thereof through which Management Stockholders hold Equity Interests of the Borrower or such parent entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure to meet the minimum funding standards of Section 303 of ERISA or Section 430 of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under

Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status, or insolvent, within the meaning of Title I or IV of ERISA, as applicable.

“Erroneous Payment” has the meaning assigned to such term in Section 8.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 8.12(d)(i).

“Erroneous Payment Impacted Loans” has the meaning assigned to such term in Section 8.12(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 8.12(d)(i).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR Rate” means the rate per annum equal to the Euro Interbank Offered Rate as administered by the European Money Markets Institute (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period, as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing such quotations as determined by the Administrative Agent from time to time) at approximately 11:00 a.m. (Brussels time) two Business Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Rate determined as provided above shall ever be less than the 0%, then the EURIBOR Rate shall be deemed to be 0%.

“euro” means the single currency of participating member states of the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Assets” means each of the following: (a) any Equity Interests that are not Eligible Pledged Equity (as defined in the Pledge Agreement), (b) any property or asset of any Subsidiary to the extent that such Subsidiary (or any of its direct or indirect subsidiaries) is party to any third party lease, license, contract, agreement or indebtedness (or guarantee in respect thereof) permitted hereunder, the terms of which (x) restrict or do not expressly permit a lien to be granted on such property or assets securing the Obligations, or (y) to the extent permitted, would require an intercreditor agreement to be entered into with respect to such liens, (c) direct or indirect interests in joint ventures and Non-Wholly-Owned Subsidiaries or ground leases which a pledge of (i) would require the consent of one or more third parties other than the Borrower or any of its

Wholly-Owned Subsidiaries (after giving effect to any applicable anti-assignment provision of the UCC or other applicable Law) and/or (ii) could (1) trigger a “change of control” or similar event or require the consent of a third party, (2) create an event of default or give rise to a right of termination in favor of a third party, (3) give rise to a “right of first refusal”, a “right of first offer”, purchase option or a similar right of a third party or (4) require a payment to a third party, in each case other than the Borrower or any of its Wholly-Owned Subsidiaries, (d) Equity Interests of (i) captive insurance subsidiaries, (ii) not for profit subsidiaries, (iii) special purpose entities used for permitted securitization facilities, (iv) Immaterial Subsidiaries, (v) any Person that is not a Subsidiary which, if a Subsidiary, would constitute an Immaterial Subsidiary and/or (vi) any Subsidiary that is an Excluded Subsidiary pursuant to clause (j) of the definition thereof, (e) margin stock, derivatives, convertible securities, bonds, financial instruments, negotiable instruments and letters of credit, (f) any assets or capital stock the grant or perfection of a security interest in which would result in material and adverse tax consequences to the Borrower, any direct or indirect owner of the Borrower or any of the Borrower’s direct or indirect Subsidiaries, as reasonably determined by the Borrower in consultation with the Administrative Agent, (g) any property or asset the grant or perfection of a security interest in which would require governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), after giving effect to any applicable anti-assignment provision of the UCC or other applicable Law and other than proceeds thereof to the extent that the assignment of the same is effective under the UCC or other applicable Law notwithstanding such consent or restriction, (h) any intellectual property of every kind and nature now owned or hereafter acquired by any Loan Party, including inventions, designs, domain names, patents, copyrights, licenses, trademarks, trade secrets, the intellectual property rights in software and databases and related documentation, and all additions and improvements to the foregoing and any applications therefor, (i) all commercial tort claims, litigation claims, insurance claims, and all insurance policies and certificates, (j) any Deposit Accounts (as defined in the Pledge Agreement), Securities Accounts (as defined in the Pledge Agreement) and similar accounts (other than, in each case, to the extent constituting proceeds of Collateral), escrow accounts, trust accounts, employee wage and benefit accounts, payroll accounts, accounts receivable, tax accounts and tax and trust funds, (k) any lease, license, contract or agreement or any property subject to a purchase money security interest, capital lease or a similar arrangement permitted hereunder to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract or agreement or purchase money or similar arrangement or trigger an event of default, right of termination in favor of any other party thereto (other than the Borrower or any of its respective Wholly-Owned Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law, (l) cash and Cash Equivalents (other than cash and Cash Equivalents to the extent constituting proceeds of Collateral), (m) personal property appurtenant to or used in the operation or development of real property assets, such as furniture, fixtures and equipment, development rights, entitlements, permits, licenses and approvals and contracts, (n) any security interest (i) the cost, burden, difficulty or consequence of obtaining or perfecting therein outweighs the benefit of the security interest afforded thereby as reasonably determined by the Borrower in consultation with the Administrative Agent or (ii) the grant or perfection therein would be prohibited by applicable Law (whether on the Effective Date or thereafter) after giving effect to any applicable anti-assignment provision of the UCC or other applicable Law, (o) any property or assets owned by any Foreign Subsidiary or any Subsidiary which is not a Loan Party, (p) any interest in Real Property (including any requirement to deliver landlord waivers, warehouseman waivers, estoppels, non-disturbance agreements, consents, collateral access letters or other similar requirement), (q) motor vehicles, aircrafts, airframes, aircraft engines or helicopters and other assets subject to certificates of title, (r) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral may be accomplished by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (s) voting Equity Interests in any Foreign Subsidiary or Excluded CFC, in each case, representing more than 65% of the voting power of all outstanding Equity Interests of such Foreign Subsidiary or Excluded CFC, (t) to the extent any Non-Wholly-Owned Subsidiary of the Borrower is a Guarantor, the pro rata share of any assets of such Guarantor attributable to the direct or indirect ownership interest therein of any person other than the Borrower or a Wholly-Owned Subsidiary thereof, including, without limitation, joint venture partners, minority holders and management or other employees or consultants with respect to such Subsidiary and (u) proceeds from any and all of the foregoing assets described in clauses (a) through (t) above to the extent such proceeds would otherwise be excluded pursuant to clauses (a) through (t) above.

“Excluded CFC” means any (a) direct or indirect Subsidiary of a Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (a “CFC”), or (b) direct or indirect U.S. Subsidiary substantially all of the assets of which consist of equity and/or indebtedness of one or more direct or indirect Foreign Subsidiaries that are CFCs or other Subsidiaries described in this clause (b) that are not Additional Guarantors pursuant to clause (b) of the definition thereof, and any other assets incidental thereto.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Subsidiary that is prohibited, restricted or not otherwise expressly permitted, prior to, on or following the Effective Date from guaranteeing the Indebtedness under this Agreement pursuant to (i) applicable law, rule or regulation, (ii) any document, contract, instrument or agreement with a third party, (iii) any mortgage, mezzanine financing documentation or asset level financing documentation (including commercial mortgage-backed securities documentation) with a third party or any refinancings thereof (“Asset Level Documentation”) or (iv) would require or be subject to any consent or approval of any Governmental Authority or regulatory third party consent (other than any such consent or approval that has been received), (c) any Non-Wholly-Owned Subsidiary, (d) any Excluded CFC, (e) any Subsidiary that does not own Collateral, (f) any Immaterial Subsidiary, (g) any Subsidiary with respect to which, as reasonably determined by the Borrower in consultation with the Administrative Agent, providing a Guaranty would result in material adverse tax consequences to the Borrower, any of its direct or indirect Subsidiaries or any of the Borrower’s direct or indirect parent companies, (h) any not for profit Subsidiary, captive insurance company or special purpose entity, (i) any Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, as agreed in writing, the cost or other consequences of providing a Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (j) any Subsidiary established solely for tax purposes (such as a taxable REIT subsidiary, any revocable trust or any subsidiary established solely for performing certain services or functions (including property management or diligence)), (k) any Subsidiary substantially all of the assets of which consist of external infrastructure (including, without limitation, substations and generators and retention ponds for storm water management) and other assets ancillary or incidental thereto (as reasonably determined by the Borrower) and (l) any other subsidiary mutually agreed by the Borrower and the Administrative Agent on the Effective Date.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and the Approved Counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment (or if the applicable Loan was not funded pursuant to a prior Commitment, the date on which such Lender acquires such interest in the applicable Loan), in each case, other than pursuant to an assignment request by the Borrower under Section 2.19(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(e), and (d) any withholding Taxes imposed under FATCA.

“Executive Order” means an executive order issued by the President of the United States of America.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreement, treaty or convention among Governmental Authorities (and any related laws, regulations, rules, official administrative guidance, or practices with respect thereto) implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank, N.A., on such day on such transactions as determined by the Administrative Agent; provided, however, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed zero for purposes of the Loan Documents.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Financial Officer” means the chief financial officer or principal accounting officer of the Borrower (or the general partner, managing member or other Person exercising similar authority of the Borrower).

“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a)(i) and (a)(ii).

“Financing Lease Obligation” means, at any time any determination thereof is to be made, the amount of the liability in respect of a Financing Lease; provided, that, any obligations of the Borrower or its Subsidiaries either existing on the Effective Date or created prior to any re-characterization on or after January 1, 2015 (i) that were not included on the consolidated balance sheet of the Borrower as financing or capital lease obligations and (ii) that are subsequently re-characterized as financing or capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement not be treated as financing or capital lease obligations, Financing Lease Obligations or Indebtedness.

“Financing Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as a financing or capital leases (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP as in effect on January 1, 2015; provided, that, for all purposes hereunder the amount of obligations under any Financing Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP as in effect on January 1, 2015.

“Fitch” means Fitch, Inc.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.), as re-enacted from time to time, together with any successor statute thereto.

“Foreign Currency Denominated Letter of Credit” means any Letter of Credit denominated in an Approved Foreign Currency, other than, with respect to each Issuing Bank, those Approved Foreign Currencies not authorized to be issued by such Issuing Bank as notified to the Administrative Agent and the Borrower from time to time.

“Foreign Currency Denominated Loan” means any Revolving Loan incurred in any Approved Foreign Currency.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not organized under the Laws of the United States, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles or change as a result of the adoption or modification of accounting policies (including, but not limited to, the impact of Accounting Standards Update 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and financing or capital leases under GAAP as in effect on January 1, 2015 (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Financing Leases and obligations in respect thereof.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gross Asset Value” means the gross value of the assets of the Borrower and its Subsidiaries as determined by the Borrower in good faith using the most recent available valuations to be conducted by BX REIT Advisors L.L.C. in its reasonable discretion, it being understood that valuation for the first 24 months following an asset acquisition, shall be undepreciated book value in respect of such acquired assets.

“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantors” means (a) the Parent Guarantor, (b) those Persons listed on Schedule 1 hereto and (c) any Subsidiary that becomes an Additional Guarantor.

“Guaranty” means, any Guaranty substantially in the form of Exhibit H, the guarantee agreement executed and delivered by the Parent Guarantor on the Effective Date or any other form reasonably satisfactory to the Administrative Agent that may be executed and delivered after the Effective Date by an Additional Guarantor in accordance with Section 5.09(a), in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiaries” means, at any time, Subsidiaries that, on a consolidated basis with their respective Subsidiaries and treated as if all such Subsidiaries and their respective Subsidiaries were combined and consolidated as a single Subsidiary, have an aggregate net equity value no greater than the greater of (x) $250,000,000 and (y) 2.0% of Gross Asset Value.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is Controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Amount Date” has the meaning assigned to such term in Section 2.04.

“Incremental Commitments” has the meaning assigned to such term in Section 2.04.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and accruals for payroll and other liabilities accrued in the ordinary course, in each case, which are not more than one hundred eighty (180) days past due), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Financing Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, in each case, if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP. The Indebtedness of any Person shall (A) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is personally liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except any Indebtedness to the extent that any such Person is not personally liable therefor pursuant to the terms of any such Indebtedness, (B) exclude obligations under or in respect Swap Agreements, Treasury Services Agreements and Non-Financing Lease Obligations (to the extent such Non-Financing Lease Obligations are treated as operating leases in the most recent financial statements in existence on the Effective Date), straight-line leases, operating leases or sale lease-back transactions (except any resulting Financing Lease Obligations), (C) exclude contingent obligations incurred in the ordinary course of business or consistent with industry practice, (D) exclude obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Effective Date or in the ordinary course of business or consistent with past practice and (E) exclude (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) accrued expenses and royalties, (v) in connection with the purchase by the Borrower or any Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is not 45 days past due, (vi) any obligations in respect of workers’ compensation claims, unemployment insurance, retirement, post-employment or termination obligations (including pensions and retiree medical care), pension fund obligations or contributions or similar claims, or social security or wage taxes or contributions, (vii) any liability for Taxes and (viii) asset retirement obligations and other pension and other post-employment benefit related obligations (including pensions and retiree medical care). Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

For all purposes hereof, the Indebtedness of any Person shall in the case of the Borrower and its Subsidiaries exclude all intercompany indebtedness made in the ordinary course between the Borrower and its Subsidiaries and any amendment to any Indebtedness that solely extends the maturity of such Indebtedness shall be deemed not to be an incurrence of such Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Institution” means (a) natural persons or any investment vehicle established primarily for the benefit of a natural person, (b) each Defaulting Lender, (c) the Borrower and each of its Affiliates and (d) each Disqualified Institution.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each of March, June, September and December, (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period and (c) with respect to any Daily Simple RFR Loan, either, at the election of the Borrower, (x) the last Business Day of each calendar month (a “Monthly RFR Interest Election”) or (y) the last Business Day of each of March, June, September and December (a “Quarterly RFR Interest Election”).

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3), six (6) months (other than with respect to Borrowings in Canadian Dollars) or, if available to all Lenders (and the Lenders confirm such availability to the Administrative Agent), twelve (12) months thereafter, or such shorter periods as may be agreed to by the Administrative Agent, in each case as the Borrower may elect (in each case, subject to the availability for the interest rate applicable to the relevant Currency); provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Term Benchmark Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) each such Interest Period shall be available from each Lender. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Involuntary Proceeding” has the meaning assigned to such term in Section 7.01(h).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the International Chamber of Commerce, Publication No. 590 (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means each Revolving Lender having a Letter of Credit commitment listed on Schedule 2.06(a) or that otherwise agrees to issue Letters of Credit hereunder in accordance with the terms of this Agreement, in its capacity as an issuer of Letters of Credit hereunder, and its respective successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of similar creditworthiness of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. The Borrower, the Administrative Agent and any Lender may agree that any Lender may issue Letters of Credit hereunder, in which case the term “Issuing Bank” shall include such Lender with respect to the Letters of Credit issued by such Lender, and each reference to “Issuing Bank” shall mean the applicable Issuing Bank or all Issuing Banks, as the context may require.

“Judgment Currency” has the meaning assigned to such term in Section 9.19.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time (including, for the avoidance of doubt, the Dollar Equivalent of the amounts set forth in clauses (a) and (b) above, if applicable). The LC Exposure of any Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time.

“LC Issuing Bank Exposure” means, at any time with respect to a given Issuing Bank, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus (b) the aggregate amount of all LC Disbursements under Letters of Credit issued by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time (including, for the avoidance of doubt, the Dollar Equivalent of the amounts set forth in clauses (a) and (b) above, as applicable).

“Lead Arranger/Bookrunner” means Citigroup Global Markets Inc. (on behalf of Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or certain of their domestic Affiliates), as the Lead Arranger/Bookrunner under this Agreement.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.04 or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes each Issuing Bank.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement or a commercial or trade letter of credit, if agreed to by any Issuing Bank in its sole discretion. The foregoing shall not constitute a commitment by any Issuing Bank to issue any commercial or trade letter of credit. A Letter of Credit may be issued in any Approved Currency.

“Letter of Credit Report” means a report of outstanding Letters of Credit and information related thereto in form set forth as Exhibit G attached hereto.

“Letter of Credit Sublimit” has the meaning assigned to such term in Section 2.06(b).

“Leverage Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of (a) the aggregate amount of Indebtedness for borrowed money of the Borrower and its Subsidiaries (measured excluding any guarantee of such Indebtedness incurred by the Borrower and its Subsidiaries) minus the amount of cash and Cash Equivalents of the Borrower and its Subsidiaries to (b) Gross Asset Value.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of such asset or any interest therein, or any direct or indirect interest in the Borrower or any other Loan Party, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances, but excluding any UCC financing statement filed as a fixture filing, mortgage, deed of trust or deed to secure debt, in each case, in respect of third party indebtedness which has been repaid in full and all commitments, security interests and guarantees in connection therewith which have been terminated and released, for no more than seventy-five (75) days after such repayment.

“Loan Documents” means this Agreement, including, without limitation, schedules and exhibits hereto, the Notes (if any), each Guaranty, the Pledge Agreement, the other Collateral Documents and any other agreements entered into in connection herewith or therewith, including any amendments, modifications or supplements hereto or thereto or waivers hereof or thereof.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Management Stockholders” means the future, present and former members of management, employees, directors, officers, managers, members or partners (and their Controlled Investment Affiliates and Immediate Family Members) of the Borrower or any of its Subsidiaries who are investors in the Borrower or any direct or indirect parent thereof including any such future, present or former employees, directors, officers, managers, members or partners owning through an Equityholding Vehicle.

“Mandatory Prepayment Amount” has the meaning assigned to such term in Section 2.11(e).

“Mandatory Prepayment Event” has the meaning assigned to such term in Section 2.11(e).

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement”.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Loan Parties and their respective Subsidiaries taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform any of their obligations under any Loan Document or (c) a material adverse effect on the validity or enforceability of any of the Loan Documents.

“Material Indebtedness” means Indebtedness of any Loan Party (other than (a) the Loans and Letters of Credit, (b) Nonrecourse Indebtedness, (c) any Indebtedness of any non-Guarantor, (d) any guarantee provided with respect to the foregoing clauses (a) through (c), (e) any obligations in respect of letters of credit and (f) any obligations under Swap Agreements), of any one or more of the Loan Parties in an aggregate principal amount exceeding the Threshold Amount.

“Maturity Date” means, May 15, 2030, subject to extension as provided in Section 2.21(b); provided that solely with respect to Loans and Commitments extended pursuant to Section 2.21(a), the Maturity Date applicable thereto shall be as set forth in Section 2.21(a); provided that if such date is not a Business Day, then the applicable Maturity Date shall be the preceding Business Day.

“Maximum Leverage Ratio” has the meaning assigned to such term in Section 4.02(c).

“Maximum Prepayment Period” means a period commencing with the occurrence of a Mandatory Prepayment Event and ending on the date on which the Leverage Ratio no longer exceeds the Maximum Leverage Ratio or the Borrower shall have caused a Sponsor Guaranty to be provided in an amount set forth in Section 2.11(e).

“Monthly RFR Interest Election” has the meaning specified in the definition of “Interest Payment Date”.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” means, with respect to any Person, as of any date of determination, an amount equal to the aggregate of:

(a) the total assets of such Person whose Net Worth is being calculated (excluding any value attributable to the Collateral but including (x) called (but not yet funded) capital commitments and Uncalled Capital Commitments, (y) any cash deposits made by such Person held by a seller of a property pursuant to a purchase and sale agreement with respect to such property until and unless such deposit is (i) forfeited or (ii) applied toward the applicable purchase price under such purchase and sale agreement, and (z) amounts available to such Person under a Qualified Credit Line) and otherwise determined in accordance with GAAP (or such other method of accounting reasonably acceptable to Administrative Agent), minus

(b) the total liabilities of such Person (excluding any liabilities related to the Collateral or any liability under the Loan Documents) determined in accordance with GAAP (or such other method of accounting reasonably acceptable to Administrative Agent).

“New Revolving Commitments” has the meaning assigned to such term in Section 2.04.

“New Revolving Loan Lender” has the meaning assigned to such term in Section 2.04.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(e).

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Wholly-Owned Subsidiary” means any consolidated Subsidiary of the Borrower which is not a Wholly-Owned Subsidiary of the Borrower.

“Nonrecourse Indebtedness” means, with respect to any Person, Indebtedness for borrowed money (or guarantees of obligations in respect thereof) of which recourse for payment is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness (and for the avoidance of doubt, including customary exceptions for fraud, misapplication of funds, misrepresentation, waste, environmental indemnities, prohibited transfers, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability); provided that in the event any such recourse claim is made with respect thereto, the portion of such Indebtedness in an amount equal to the amount of such recourse claim shall no longer constitute “Nonrecourse Indebtedness” for the period that such portion is subject to such recourse claim.

“Notes” means each of the promissory notes, if any, made by the Borrower to evidence the Obligations in accordance with Section 2.10(e).

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower and each Guarantor to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise and all obligations of the Borrower or any Subsidiary arising under any Secured Hedge Agreement or any Treasury Services Agreement (including, in each case, all interest, fees and other amounts accruing after the filing of any petition in bankruptcy, or commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Subsidiary in respect of such Secured Hedge Agreement or Treasury Services Agreement, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowed in such proceeding). Notwithstanding the foregoing, the obligations of the Borrower or any Subsidiary under any Secured Hedge Agreement or any Treasury Services Agreement shall be secured and guaranteed pursuant to the Pledge Agreement and each Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor.

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or Letter of Credit, or sold or assigned an interest in any Loan or Loan Document or Letter of Credit).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions, and (b) with respect to any amount denominated in an Approved Foreign Currency, an overnight rate determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions.

“Parent Guarantor” means, (i) initially, BXDC, or (ii) at any time there is a Successor Parent Guarantor, such Successor Parent Guarantor.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Payment Recipient” has the meaning assigned to such term in Section 8.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Periodic Term CORRA Determination Day” has the meaning assigned to it under the definition of “Term CORRA”.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, impositions, charges, liens or fees levied or assessed or imposed against a property by a Governmental Authority in connection with code violations, and any other charges levied or assessed or imposed against a property or any part thereof, in each such case, that are not yet delinquent or are being contested in compliance with Section 5.04;

(b) Statutory Liens of carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, (i) securing obligations that are not overdue by more than sixty (60) days after which the Borrower receives notice, (ii) are being contested or bonded over in compliance with Section 5.04, (iii) relate to tenant improvements and with respect to which the applicable Subsidiary is diligently enforcing its rights under a tenant lease to have removed by the applicable tenant, or (iv) if not resolved in favor of the applicable Subsidiary, is not reasonably likely to result in a material impairment of the value of the asset subject to such Lien;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of the Borrower (including any such rights of first refusal, rights of first offer and tenant options which are granted to tenants thereunder);

(e) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(f) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(g) (i) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k) or (ii) liens securing appeal or other surety bonds related to such judgments;

(h) Liens (i) on earnest money deposits in connection with purchases and sales of properties, (ii) on cash advances in favor of the seller of any property to be acquired in an investment permitted pursuant to this Agreement, or (iii) consisting of an agreement to dispose of any property;

(i) Liens arising from precautionary UCC financing statement filings regarding leases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(j) Liens deemed to exist in connection with investments in repurchase agreements to the extent not prohibited under this Agreement;

(k) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(l) obligations of any Subsidiary under a ground lease or other lease; and

(m) Liens securing Indebtedness to the extent not prohibited to be incurred under this Agreement.

“Permitted Holders” has the meaning ascribed to such term in the definition of “Change in Control”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement in the form of Exhibit I or any other form reasonably satisfactory to the Administrative Agent that may be executed and delivered after the Effective Date, by the Loan Parties party thereto and the Administrative Agent for the benefit of the Secured Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Prepayment Cap” has the meaning set forth in Section 2.11(e).

“Prime Rate” means the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Principal Amount” means (i) the principal amount of each Dollar Denominated Loan or the stated amount of each Dollar Denominated Letter of Credit or LC Exposure with respect thereto, as applicable, and (ii) the Dollar Equivalent of the principal amount of each Foreign Currency Denominated Loan and the stated amount of each Foreign Currency Denominated Letter of Credit or LC Exposure with respect thereto, as the context may require.

“Pro-Rata Share” means, with respect to any Lender, the percentage of the total Revolving Credit Exposure and unused Commitments represented by such Lender’s Revolving Credit Exposure and unused Commitments.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section 9.18.

“Qualified Credit Line” means a line of credit extended by either (x) an Eligible Institution, or (y) a depository institution, insurance company, bank, investment bank, trust company, commercial credit corporation, pension plan, pension fund, real estate investment trust, governmental entity or plan or pension plan that is investment grade or otherwise reasonably approved by the Administrative Agent, in favor of the applicable entity.

“Quarterly RFR Interest Election” has the meaning specified in the definition of “Interest Payment Date”.

“Real Property” means, collectively, all right, title and interest (including any fee, easement, leasehold, license, mineral or other estate) in and to any and all parcels of or interests in real property owned, used or leased by any Person, whether by lease, easement, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment thereon, all general intangibles and contract rights and other property and rights incidental to the ownership, lease, use or operation thereof.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of § 856, et seq. of the Code or any successor provisions.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, agents and advisors and other representatives of such Person and such Person’s Affiliates.

“Replacement Sponsor Guarantor” means any Affiliate of the Sponsor (other than the Parent Guarantor) with minimum Net Worth (at the time it provides a Sponsor Guaranty) of not less than $2.0 billion; provided that in the event a Sponsor Guaranty is provided by more than one Replacement Sponsor Guarantor and/or Sponsor Guarantor, minimum Net Worth shall be calculated on an aggregate basis for all Persons providing such Sponsor Guaranty; provided, further, that in the case a Sponsor Guaranty is provided by several Replacement Sponsor Guarantors and/or Sponsor Guarantors on a several and not joint basis, minimum Net Worth of each such Replacement Sponsor Guarantor shall not be less than the product of (x) $2.0 billion, multiplied by (y) the percentage of the aggregate amount of such Sponsor Guaranty guaranteed by such Replacement Sponsor Guarantor.

“Required Delivery Date” has the meaning assigned to such term in Section 5.09(a).

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than fifty percent (50%) of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, in the event any of the Lenders shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Lenders” means Lenders (excluding all Defaulting Lenders) having Revolving Credit Exposures and unused Commitments representing more than fifty percent (50%) of the sum of the total Revolving Credit Exposures and unused Commitments of such Lenders (excluding all Defaulting Lenders) at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revaluation Date” means (a) with respect to any Revolving Loan, each of the following: (i) each date of a Borrowing of a Daily Simple RFR Loan or a Term Benchmark Loan denominated in an Approved Foreign Currency, as applicable, (ii) each date of a continuation of a Term Benchmark Loan, as applicable, denominated in an Approved Foreign Currency pursuant to

Section 2.02, (iii) each Interest Payment Date in respect of a Daily Simple RFR Loan and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Approved Foreign Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by an Issuing Bank under any Letter of Credit denominated in an Approved Foreign Currency and (iv) such additional dates as the Administrative Agent or an Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Borrowing” means a Borrowing of Revolving Loans.

“Revolving Commitments” means, with respect to each Lender, the commitment of such Lender to (a) make Revolving Loans and (b) acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.04, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Additional Credit Extension Amendment or the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $1,000,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding Principal Amount of such Lender’s Revolving Loans and LC Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the Revolving Loans made, and Letters of Credit issued, thereunder.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01 and Section 2.03.

“Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Revolving Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Revolving Unused Facility Fee” has the meaning assigned to such term in Section 2.12(a).

“RFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) any day on which banks are required or authorized to close in Toronto, Province of Ontario, Canada.

“RFR Interest Election” means, at the election of the Borrower, either a Monthly RFR Interest Election or a Quarterly RFR Interest Election.

“RFR Rate Day” has the meaning specified in the definition of “Daily Simple RFR.”

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars immediately available funds, and (b) with respect to disbursements and payments in an Approved Foreign Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Approved Foreign Currency.

“S&P” means S&P Global Ratings, or any successor thereto.

“Sanctions Laws and Regulations” means any sanctions, prohibitions, restrictive measures or requirements administered, imposed or enforced by the United States Government (including, without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union or His Majesty’s Treasury.

“Screen Rate” means, for any Term Benchmark Loan denominated in Dollars, Term SOFR, for any Term Benchmark Loan denominated in euros, the EURIBOR Rate and for any Term Benchmark Loan denominated in Canadian Dollars, Term CORRA.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between the Borrower or any Subsidiary and any Approved Counterparty (unless otherwise designated in writing by the Borrower and the applicable Approved Counterparty to the Administrative Agent as unsecured, which notice may designate all Swap Agreements under a specified Master Agreement as unsecured).

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Banks and any Approved Counterparty party to a Secured Hedge Agreement or Treasury Services Agreement.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” when used with respect to any Person, means that, as of any date of determination, with respect to such Person and its subsidiaries on a consolidated basis, (a) the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (b) the present fair saleable value of its assets is greater than the probable liability on its existing debts as such debts become absolute and matured; (c) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Sponsor” means, collectively, BXDC and/or any of its Affiliates and funds or partnerships managed or advised by them or their respective Affiliates or any of their respective successors, but not including, however, any portfolio company of any of the foregoing.

“Sponsor Guarantor” means any Sponsor other than the Parent Guarantor; provided that such Person has a minimum Net Worth (at the time it provides a Sponsor Guaranty) that is not less than $2.0 billion; provided, further, that (x) in the event a Sponsor Guaranty is provided by more than one Sponsor Guarantor and/or Replacement Sponsor Guarantor, minimum Net Worth shall be calculated on an aggregate basis for all Persons providing such Sponsor Guaranty and (y) in the case a Sponsor Guaranty is provided by several Sponsor Guarantors and/or Replacement Sponsor Guarantors on a several and not joint basis, minimum Net Worth of each such Sponsor Guarantor shall not be less than the product of (x) $2.0 billion, multiplied by (y) the percentage of the aggregate amount of such Sponsor Guaranty guaranteed by such Sponsor Guarantor.

“Sponsor Guaranty” has the meaning set forth in Section 2.11(e).

“Spot Rate” for a currency means (a) the rate for the purchase of such currency with another currency determined by the Administrative Agent or the Issuing Bank, as applicable, by reference to the applicable OANDA page (or such other publicly available source for displaying exchange rates as determined by the Administrative Agent or the applicable Issuing Bank, as applicable, from time to time) at approximately 11:00 a.m. New York City time on the date two Business Days prior to the date as of which the foreign exchange computation is made or (b) if such service ceases to be available or ceases to provide such rate of exchange, the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. New York City time on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that, in the case of this clause (b), the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Approved Currency.

Any determination of the Spot Rate by the Administrative Agent or the applicable Issuing Bank shall be conclusive absent manifest error.

“Sterling” and “£” mean freely transferable lawful money of the United Kingdom (expressed in pounds sterling).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on the Borrower’s or any Subsidiary’s or any direct or indirect parent’s financial statements.

“Successor Benchmark Rate” has the meaning set forth in Section 2.14(c).

“Supported QFC” has the meaning assigned to it in Section 9.18.

“Swap” means, any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1(a)(47) of the Commodity Exchange Act.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007 is open for the settlement of payments in euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term Benchmark Rate; provided, however, that any Loan or Borrowing bearing interest at a rate determined by reference to clause (c) of the definition of “Alternate Base Rate” shall not constitute a Term Benchmark Loan or Borrowing, but an ABR Loan or Borrowing, as applicable.

“Term Benchmark Borrowing” means, as to any Borrowing, the Term Benchmark Loans comprising such Borrowing.

“Term Benchmark Loan” means a Loan that bears interest at a rate based on the Term Benchmark Rate other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Term Benchmark Rate” means, with respect to any Term Benchmark Borrowing for any Interest Period, the rate per annum equal to Screen Rate.

“Term CORRA” means, for any calculation with respect to a Term Benchmark Loan denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and Term CORRA has not been replaced pursuant to Section 2.14, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day; provided, however, if the Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator more than three (3) Business Days prior to such Periodic Term CORRA Determination Day, then Term CORRA will be the interest rate (expressed as a rate per annum on the basis of a year of 365 days) for a comparable tenor quoted by the Administrative Agent as of such Periodic Term CORRA Determination Day; provided that, if Term CORRA determined as provided above shall ever be less than the 0%, then Term CORRA shall be deemed to be 0%.

“Term CORRA Administrator” means CanDeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term SOFR” means,

(a) for any calculation with respect to a Term Benchmark Loan denominated in Dollars, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then at the option of the Borrower, (i) Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day or (ii) the Term SOFR for each day of the applicable Interest Period shall be deemed to equal Daily Simple SOFR for such day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided that, if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the 0%, then Term SOFR shall be deemed to be 0%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate as mutually agreed by the Administrative Agent and the Borrower).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means the lesser of (a) the greater of $250,000,000 and 2.0% of Gross Asset Value and (b) $400,000,000.

“Transaction Costs” means any fees or expenses incurred or paid by the Sponsor or other investors, the Borrower or any of its (or their) Subsidiaries in connection with the Transactions, this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means (a) the execution, delivery and performance by the Borrower and the other Loan Parties of this Agreement and the other Loan Documents, (b) the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (c) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs) and (d) the consummation of any other transaction in connection with the foregoing.

“Treasury Services Agreement” means any (i) agreement between the Borrower or any Subsidiary and any Approved Counterparty relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any overdraft or similar services or (ii) any arrangements relating to bilateral letters of credit (including standby and documentary letters of credit, other than any Letters of Credit) and bank guarantees provided to the Borrower or any Subsidiary by any Approved Counterparty described in clause (i) of the definition thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term Benchmark Rate, Daily Simple RFR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” means the unaudited consolidated balance sheet and related unaudited statements of operations, comprehensive income (loss), equity and cash flows of the Consolidated Group as of the end of and for such fiscal quarter ended March 31, 2026, prepared in accordance with GAAP (except (x) as may be indicated in the notes thereto, (y) for normal year-end adjustments and (z) as permitted by GAAP).

“Uncalled Capital Commitments” means, with respect to any Person, the amount of any available uncalled capital commitments of such Person that are payable in cash, are required to be contributed to such Person and that are callable on a current basis from any direct or indirect investor (whether foreign or domestic) that (i) is not subject to a proceeding under the Bankruptcy Code and (ii) is not in default under a material provision of their respective subscription agreements, limited partnership agreement of such Person or any other agreement related to the making of such capital contributions.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.18.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(B)(3).

“Voluntary Extension Option” has the meaning assigned to such term in Section 2.21(a).

“Wholly-Owned Subsidiary” means, with respect to any entity on any date, any corporation, partnership, limited liability company or other entity of which one hundred percent (100%) of the equity interests and one hundred percent (100%) of the ordinary voting power are, as of such date, owned and Controlled, directly or indirectly, by such entity. Unless otherwise specified, all references herein to a “Wholly-Owned Subsidiary” or to “Wholly-Owned Subsidiaries” shall refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other applicable withholding agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Term Benchmark Loan” or “Term Benchmark Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. With respect to a reference to any date, the word “from” shall mean “from and including” such date and the word “until” shall mean “until but excluding such date”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) any reference to any law, rule or regulation shall mean such law, rule or regulation as amended, modified, replaced or supplemented from time to time. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary or any other like term shall also constitute such a Person or entity).

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05 Additional Approved Currencies.

(a) The Borrower may from time to time request that Revolving Loans be made, and/or Letters of Credit be issued, in a currency other than those specifically listed in the definition of “Approved Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily transferable and readily convertible into Dollars in the applicable interbank market. Such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall also be subject to the approval of the applicable Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York time) five (5) Business Days prior to the date of the desired Borrowing or issuance of a Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall also promptly notify the applicable Issuing Bank thereof. Each Revolving Lender and the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. (New York time), two (2) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Lender or Issuing Bank, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Revolving Loans in such requested currency, the Administrative Agent shall so notify Borrower and such currency shall thereupon be deemed for all purposes to be an Approved Currency hereunder for purposes of any Borrowing of Revolving Loans; and if the applicable Issuing Bank also consents to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Approved Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.06 Dollar Equivalents. The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of any Loan or Letter of Credit denominated in an Approved Foreign Currency. Such Dollar Equivalent shall become effective as of a Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Approved Foreign Currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein (including the satisfaction of each of the conditions set forth in Section 4.02), each Revolving Lender severally agrees to make Revolving Loans in any Approved Currency to the Borrower from time to time during the Availability Period in an aggregate Principal Amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised (A) in the case of Borrowings denominated in Dollars, entirely of ABR Loans or Term Benchmark Loans, (B) in the case of Borrowings denominated in euros or Canadian Dollars, entirely of Term Benchmark Loans or Daily Simple RFR Loans and (C) in the case of Borrowing denominated in Sterling, entirely of Daily Simple RFR Loans, in each case, as the Borrower may request in accordance herewith. So long as doing so would not result in any increased costs to which the Borrower would be responsible for under Section 2.15, each Lender at its option may make any Term Benchmark Loan (or any ABR Loan the interest on which is computed by reference to clause (c) of the definition of “Alternate Base Rate”) by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of (i) if such Revolving Loan is denominated in Dollars, $250,000 and not less than $1,000,000, (ii) if such Revolving Loan is denominated in euros, €250,000 and not less than €500,000 and (iii) if such Revolving Loan is denominated in Canadian Dollars, C$250,000 and not less than C$500,000. At the time each Daily Simple RFR Loan is made, such Borrowing shall be in an aggregate amount that is an integral multiple of (i) if such Revolving Loan is denominated in Sterling, £250,000 and not less than £500,000 and (ii) if such Revolving Loan is denominated in Canadian Dollars, C$250,000 and not less than C$500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen (15) Term Benchmark Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Borrowing of Revolving Loans, the Borrower shall notify the Administrative Agent of such request (a) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing (including any ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)), not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing, (c) in the case of a Term Benchmark Borrowing denominated in euros, not later than 1:00 p.m., New York time, four (4) Business Days before the date of the proposed Borrowing (or such shorter period as may be agreed by the Administrative Agent, if administratively possible), (d) in the case of a Term Benchmark Borrowing denominated in Canadian Dollars, not later than 1:00 p.m., New York time, four (4) Business Days before the date of the proposed Borrowing (or such shorter period as may be agreed by the Administrative Agent, if administratively possible) or (e) in the case of a Daily Simple RFR Borrowing, not later than 1:00 p.m., New York time, five (5) RFR Business Days before the date of the proposed Borrowing (or such shorter period as may be agreed by the Administrative Agent, if administratively possible); provided that the notice referred to in subclause (a) above may be delivered no later than two (2) Business Days prior to the Effective Date in the case of the initial Borrowing of Revolving Loans on the Effective Date. Each such Borrowing Request shall be irrevocable and shall be made promptly by hand delivery, or delivery through email or an electronic platform or electronic transmission system approved by the Administrative Agent, to the Administrative Agent of a written Borrowing Request and signed by an Authorized Officer. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate principal amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or a Daily Simple RFR Borrowing;

(iv) the relevant Approved Currency in which such Borrowing is to be denominated;

(v) in the case of a (x) Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period” or (y) Daily Simple RFR Borrowing, the RFR Interest Election applicable thereto; and

(vi) the location and account number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing made in Dollars. If no election as to the Approved Currency of a Loan is specified, then the requested Borrowing shall be made in Dollars. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no RFR Interest Election is specified with respect to any requested Daily Simple RFR Borrowing, then the Borrower shall be deemed to have selected a Monthly RFR Interest Election. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Incremental Facilities.

(a) On one or more occasions at any time after the Effective Date, the Borrower may by written notice to the Administrative Agent elect to request an increase to the existing Revolving Commitments (any such increase, the “New Revolving Commitments” or the “Incremental Commitments”), to an aggregate amount of Revolving Commitments not to exceed (after giving effect to all Incremental Commitments) $4,000,000,000. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that such Incremental Commitments shall be effective, which shall be a date not less than five (5) Business Days (or such lesser number of days as the Administrative Agent shall agree) after the date on which such notice is delivered to the Administrative Agent; provided that (w) any Incremental Commitments on any Increased Amount Date shall be in the minimum aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as the Administrative Agent may agree), (x) any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide an Incremental Commitment, and (y) any Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender”) to whom any portion of such Incremental Commitment shall be allocated shall be subject to the approval of the Borrower and, if the consent of such Person would be required under Section 9.04(b) for assignments to such New Revolving Loan Lender, the Administrative Agent (such approval not to be unreasonably withheld or delayed) and the Issuing Banks (such approval not to be unreasonably withheld or delayed); provided that an Issuing Bank shall be deemed to have approved such New Revolving Loan Lender unless it shall have objected thereto by written notice to the Administrative Agent within three (3) Business Days after having received notice thereof.

(b) The terms and provisions of any New Revolving Commitments shall be identical to the existing Revolving Commitments (but excluding any arrangement fees and/or non-periodic upfront fees payable to the applicable New Revolving Loan Lenders). Upon incurrence of any New Revolving Commitments, such New Revolving Commitments and the then-existing Revolving Commitments shall constitute a single class and a single tranche. In connection with the incurrence of any New Revolving Commitments, any related upfront, arrangement or other fees (if any) and the amounts thereof shall be determined by the Borrower and the applicable New Revolving Loan Lenders in their sole discretion.

(c) The effectiveness of any Incremental Commitments and the availability of any borrowings under any such Incremental Commitment shall be subject to the satisfaction of the following conditions precedent: (x) after giving pro forma effect to such Incremental Commitments and borrowings and the use of proceeds thereof, (i) no Event of Default shall have occurred and be continuing and (ii) Borrower shall be in compliance on a pro forma basis with the Availability Criteria; (y) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects on the effective date of such Incremental Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) or are qualified by materiality or Material Adverse Effect (in which case such representations and warranties shall be true and correct in all respects) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents; and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative

Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate or other necessary action taken by the Borrower to authorize such Incremental Commitments and (B) all corporate, partnership, member, or other necessary action taken by each Guarantor authorizing the Guaranty by such Guarantor of such Incremental Commitments; and (ii) if requested by the Administrative Agent, customary certificates and certificates of good standing and (iii) if requested by any Lender, new notes executed by the Borrower, payable to any new Lender, and replacement notes executed by the Borrower, payable to any existing Lenders.

(d) On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (ii) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (iii) each New Revolving Loan Lender shall become a Lender with respect to its New Revolving Commitment and all matters relating thereto.

(e) [reserved].

(f) The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof the New Revolving Commitments and the New Revolving Loan Lenders, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

(g) The upfront fees payable to the New Revolving Loan Lenders shall be determined by the Borrower and the applicable New Revolving Loan Lenders.

(h) The Incremental Commitments shall be effected pursuant to one or more Additional Credit Extension Amendments executed and delivered by the Borrower, the New Revolving Loan Lender and the Administrative Agent, and each of which shall be recorded in the Register. Each Additional Credit Extension Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.04.

SECTION 2.05 Reserved.

SECTION 2.06 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein (including the satisfaction of each of the conditions set forth in Section 4.02), the Borrower may request and the specified Issuing Bank shall issue Letters of Credit denominated in any Approved Currency with the Borrower being the applicant thereof for the support of Borrower’s or the Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to the applicable Letter of Credit, the terms and conditions of this Agreement shall control. For the avoidance of doubt, no Issuing Bank shall be obligated to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or request that such Issuing Bank refrain from issuing such Letter of Credit, or any Law applicable to such Issuing Bank shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular or (ii) such issuance would violate the policies of such Issuing Bank pertaining to letters of credit in general.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the Issuing Bank which is being requested to issue (or issued, in the case of an amendment or extension) the Letter of Credit and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no later than 1:00 p.m., New York City time, on the date three (3) Business Days in advance or such shorter period as the applicable Issuing Bank shall agree to) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the identity of the Issuing Bank selected by the Borrower to issue such Letter of Credit, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the relevant Approved Currency in which such Letter of Credit is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the LC Exposure shall not exceed the greater of (x) $250,000,000 and (y) 25.0% of the total Revolving Commitments (the “Letter of Credit Sublimit”), (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments, (iii) the LC Issuing Bank Exposure of any Issuing Bank shall not exceed the amount set forth for such Issuing Bank on Schedule 2.06(a) hereto (as such amount may be increased or decreased from time to time as agreed in writing between such Issuing Bank and the Borrower), unless agreed in writing by such Issuing Bank and (iv) the total Revolving Credit Exposure of such Issuing Bank shall not exceed the amount of such Issuing Bank’s then Revolving Commitment.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank that issued such Letter of Credit to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year after the then-current expiry date at the time of such extension, which extensions, subject to clause (ii) hereof, may be automatic pursuant to the terms of such Letter of Credit; provided that any such automatically extending Letter of Credit shall permit the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon by the Borrower and the applicable Issuing Bank at the time such Letter of Credit is issued) and (ii) the date that is five (5) Business Days prior to the Maturity Date (subject to Section 2.06(m) below). Notwithstanding the foregoing, a Letter of Credit may have an expiration date that is not more than twelve (12) months after the Maturity Date so long as (x) the Borrower shall provide cash collateral in the applicable Approved Currency or in Dollars to the Administrative Agent pursuant to and in accordance with Section 2.06(j) or provide a backstop letter of credit (for a period until the relevant Letter of Credit is replaced or terminated) that the applicable Issuing Bank, in its sole discretion, agrees to accept on or prior to ten (10) Business Days before the Maturity Date in an amount equal to the Dollar Equivalent of one hundred and one percent (101%) of the LC Exposure with respect to all such Letters of Credit with expiry dates after the Maturity Date, (y) the obligations of the Borrower under this Section 2.06 in respect of such Letters of Credit shall survive the Maturity Date and shall remain in effect until no such Letters of Credit remain outstanding and (z) each Lender shall remain obligated hereunder, to the extent any such cash collateral, the application thereof or reimbursement in respect thereof is required to be returned to the Borrower by the Administrative Agent after the Maturity Date until no such Letters of Credit remain outstanding.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) prior to the Maturity Date and without any further action on the part of the Issuing Bank that issued such Letter of Credit or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank that issued such Letter of Credit, such Lender’s Revolving Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank that issued a Letter of Credit shall make any LC Disbursement in respect of such Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in such Approved Currency (or, in the case of any Foreign Currency Denominated Letter of Credit, if specified by the Issuing Bank (at its option), Dollars) not later than 2:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower shall have received notice of such LC Disbursement; provided that (x) in the case of any such reimbursement in Dollars of a drawing under a Foreign Currency Denominated Letter of Credit, the Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof and (y) the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower (expressed in Dollars in the amount of the Dollar Equivalent thereof) in respect thereof and such Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued a Letter of Credit the amounts so received by it from the Revolving Lenders. Each Revolving Lender acknowledges and agrees that its obligation to make the payment pursuant to the immediately preceding sentence in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank that issued a Letter of Credit or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank that issued a Letter of Credit for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank that issued a Letter of Credit under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Approved Foreign Currency to the Borrower or any Subsidiary or in the relevant currency markets generally. Neither the Administrative Agent, the Lenders nor the Issuing Bank that issued a Letter of Credit, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of such Issuing Bank; provided that nothing in this Section shall be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit issued by such Issuing Bank comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank that issued a Letter of Credit (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit issued by an Issuing Bank, such Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank issuing a Letter of Credit shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment if Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank that issued a Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full in the applicable Approved Currency (or, in the case of any Foreign Currency Denominated Letter of Credit, if specified by the Issuing Bank (at its option), Dollars) on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Removal and Addition of an Issuing Bank.

(i) An Issuing Bank may be removed as an Issuing Bank at any time by written agreement among the Borrower, the Administrative Agent and the Issuing Bank being removed. Any Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent and the Borrower; provided, that the Borrower may, at its sole expense and effort, upon notice by the Borrower to such Issuing Bank and the Administrative Agent, require such Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement (including in its capacity as a Lender) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment). The Administrative Agent shall notify the Lenders of any such removal or resignation of an Issuing Bank. At the time any such removal or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the removed Issuing Bank pursuant to Section 2.12(b). After the removal or resignation of an Issuing Bank hereunder, (i) the removed or retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such removal, but shall not be required to issue additional Letters of Credit and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such removed or retiring Issuing Bank as the context shall require.

(ii) A Lender may be added as an Issuing Bank at any time by written agreement among the Borrower, the Administrative Agent and the Lender becoming an Issuing Bank, which shall set forth such Issuing Bank’s Letter of Credit commitment for purposes of clause (b)(iii) of this Section 2.06. The Administrative Agent shall notify the Lenders of any such addition of an Issuing Bank. From and after the effective date of any such addition, (i) the new Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such new Issuing Bank as the context shall require.

(j) Cash Collateralization. If (A) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than fifty percent (50%) of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, or (B) required by Section 2.06(c), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash in Dollars equal to the Dollar Equivalent of one hundred and one percent (101%) of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or (i). Such deposit shall be held by the Administrative Agent for the satisfaction of the LC Exposure. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank ratably (based on the unreimbursed LC Disbursements held by each Issuing Bank) for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by an Issuing Bank and the Borrower when a Letter of Credit is issued by such Issuing Bank, the rules of the ISP shall be stated therein to apply to each standby Letter of Credit, and the rules of the UCP shall be stated therein to apply to each commercial Letter of Credit. Notwithstanding the foregoing, such Issuing Bank shall not be responsible to the Borrower for, and such Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit issued pursuant to this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(l) Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit at such time.

SECTION 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds in the applicable currency by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly, but in no event later than 3:00 p.m., New York City time, crediting the amounts so received, in like funds, to an account of the Borrower or other account designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the applicable Overnight Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans, or in the case of Approved Foreign Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections. (a) Each Borrowing initially shall be of the Type and Approved Currency specified in the applicable Borrowing Request and, in the case of a (x) Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request and (y) Daily Simple RFR Borrowing, shall have the RFR Interest Election as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a (x) Term Benchmark Borrowing, may elect Interest Periods therefor (y) a Daily Simple RFR Borrowing, may elect RFR Interest Elections therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, or delivery through an electronic platform or electronic transmission system approved by the Administrative Agent, to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by an Authorized Officer.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, Daily Simple RFR Borrowing or a Term Benchmark Borrowing;

(iv) the relevant Approved Currency in which such Borrowing is to be denominated; and

(v) if the resulting Borrowing is a (x) Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” or (y) Daily Simple RFR Borrowing, the RFR Interest Election to be applicable thereto after giving effect to such election.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If any such Interest Election Request requests a Daily Simple RFR Borrowing but does not specify an RFR Interest Election, then the Borrower shall be deemed to have selected a Monthly RFR Interest Election.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing or Daily Simple RFR Borrowing prior to the end of the Interest Period or Interest Payment Date applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period or Interest Payment Date, as applicable, such Borrowing shall be converted to or continued as, as applicable, (x) in the case of any Term Benchmark Loan denominated in Dollars, Term Benchmark Loans having an Interest Period of one month, (y) in the case of any Term Benchmark Loan denominated in an Approved Foreign Currency, Term Benchmark Loans in such Approved Foreign Currency having an Interest Period of one month or (z) in the case of any Daily Simple RFR Borrowing, Daily Simple RFR Loans having a Monthly RFR Interest Election.

(f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid as provided herein, each Term Benchmark Borrowing shall automatically be converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of the applicable Approved Foreign Currency, if applicable) at the end of the applicable Interest Period therefor. No Revolving Loan may be converted into or continued as a Revolving Loan denominated in another Approved Currency, but instead must be prepaid in the original Approved Currency or reborrowed in another Approved Currency.

SECTION 2.09 Termination and Reduction of Commitments. Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(a) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments.

(b) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction (unless the Administrative Agent agrees to a shorter period in its reasonable discretion), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period or Interest Payment Date applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by one or more promissory notes in substantially the form of Exhibit D. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note(s) and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein, unless such assignee elects not to receive a Note (in which case such assignor shall return to the Borrower any Note issued to it, or in the case of any loss, theft or destruction of any such Note, a lost note affidavit in customary form) (or, if such promissory note is a registered note, to such payee and its registered assigns). Upon either (a) payment in full of the Loans evidenced by any such promissory note and termination of the Commitments relating thereto or (b) the assignment of such Loans and Commitments in accordance with Section 9.04 hereof, each such promissory note shall be promptly returned to the Borrower by the payee named therein at the request of the Borrower or in the case of any loss, theft or destruction of such Note, a lost note affidavit in customary form.

SECTION 2.11 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (b) or (c) of this Section, as applicable.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed promptly by hand delivery, or delivery through an electronic platform or electronic transmission system approved by the Administrative Agent, to the Administrative Agent of a written notice in the form attached hereto as Exhibit F) of any prepayment of Revolving Borrowing hereunder (i) in the case of prepayment of a Term Benchmark Borrowing denominated in Dollars, not later than 2:00 p.m., New York City time, two (2) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of prepayment, (iii) in the case of prepayment of a Daily Simple RFR Borrowing, not later than 11:00 a.m., New York City time, five (5) RFR Business Days before the date of prepayment (or such shorter period as may be agreed by the Administrative Agent, if administratively possible), (iv) in the case of prepayment of a Term Benchmark Borrowing denominated in euros, not later than 11:00 a.m., New York City time, four (4) Business Days before the date of prepayment (or such shorter period as may be agreed by the Administrative Agent, if administratively possible) or (v) in the case of prepayment of a Term Benchmark Borrowing denominated in Canadian Dollars, not later than 2:00 p.m., New York City time, four (4) Business Days before the date of prepayment (or such shorter period as may be agreed by the Administrative Agent, if administratively possible). Each such notice shall be irrevocable and shall specify the prepayment date, the Approved Currency and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to the prepayment of a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the applicable Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(c) [reserved].

(d) Notwithstanding anything to the contrary contained herein, if at any time the aggregate principal amount of all outstanding Loans exceeds the aggregate amount of the Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Lenders, the amount of such excess.

(e) Notwithstanding anything to the contrary contained herein, in the event the Leverage Ratio as of the end of any full fiscal quarter for which a Compliance Certificate is required to be delivered pursuant to Section 5.01(a)(iv) (commencing with the first fiscal quarter occurring following the Effective Date, if applicable) is greater than the Maximum Leverage Ratio (a “Mandatory Prepayment Event”), then, following written notice from the Administrative

Agent, the Borrower shall make a prepayment of the Loans on the last Business Day of each fiscal quarter after the occurrence of such Mandatory Prepayment Event (commencing with the next succeeding fiscal quarter after the occurrence of such Mandatory Prepayment Event unless such Mandatory Prepayment Event shall no longer be continuing as of such date) in an aggregate amount equal to the least of (x) the amount necessary as of such date to cause the Leverage Ratio to no longer exceed the Maximum Leverage Ratio, (y) all Obligations under the Revolving Facility outstanding as of such date and (z) an amount equal to 15.0% of the total Revolving Commitments as of such date (the least of the foregoing clauses (x), (y) and (z), the “Prepayment Cap”), which amount shall be payable ratably on the last Business Day of the succeeding four fiscal quarters after such amount becomes due (for the avoidance of doubt, in an amount each quarter equal to 0.25 multiplied by the Prepayment Cap (the “Mandatory Prepayment Amount”)), in each case, until such time as the Leverage Ratio no longer exceeds the Maximum Leverage Ratio; provided that, in lieu of making a prepayment of Loans as set forth in this Section 2.11(e), the Borrower may instead cause one or more Sponsor Guarantors to provide and maintain a guaranty of Obligations in favor of the Administrative Agent for the benefit of Secured Parties in form and substance reasonably satisfactory to the Administrative Agent in an amount equal to the Prepayment Cap (any such guaranty, a “Sponsor Guaranty”), in which case, the Mandatory Prepayment Event shall cease to exist. The Borrower shall have the right at any time, without the consent of the Administrative Agent or any Revolving Lender, to replace any Sponsor Guarantor with one or more Replacement Sponsor Guarantors (who may provide Sponsor Guaranty on a several and not joint basis).

(f) For the avoidance of doubt, (A) a Mandatory Prepayment Event that occurs hereunder shall be deemed to be continuing until such time as the Leverage Ratio no longer exceeds the Maximum Leverage Ratio or the Borrower shall have caused a Sponsor Guaranty to be provided and (B) any such amount prepaid hereunder during a Maximum Prepayment Period may not be re-borrowed hereunder until the Leverage Ratio no longer exceeds the Maximum Leverage Ratio or the Borrower shall have caused a Sponsor Guaranty to be provided. A ratable portion of any prepayment pursuant to this Section 2.11(e) may be applied to mandatorily redeem, prepay or offer to purchase any other Indebtedness secured by the Collateral on a pari passu basis with Revolving Facility (collectively, “Additional First Lien Debt”), in each case if required under the terms of the applicable documents governing such Additional First Lien Debt. Notwithstanding any other provisions of this Section 2.11(e), (i) to the extent that any prepayment under this Section 2.11(e) is attributable to cash of a Foreign Subsidiary that is prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to such cash will not be required to be applied to repay Loans at the times provided in this Section 2.11(e), but only so long as the applicable local law will not permit repatriation of such cash to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such cash is permitted under the applicable local law, an amount equal to such cash will be promptly (and in any event not later than two Business Days after such repatriation is permitted) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.11(e) and (ii) to the extent that the Borrower has reasonably determined in good faith that repatriation of any cash of a Foreign Subsidiary to which a prepayment obligation is attributable would have material adverse tax cost consequences to the Borrower, any direct or indirect parent entity of the Borrower or any of the Borrower’s direct or indirect Subsidiaries, an amount equal to such cash will not be required to be applied to repay Loans at the times provided in this Section 2.11(e).

SECTION 2.12 Fees. (a) Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender, a non-refundable unused facility fee in Dollars (the “Revolving Unused Facility Fee”), computed at the Commitment Fee Rate, on the Dollar Equivalent of the actual daily amount of the Available Revolving Commitment of such Revolving Lender during the period for which payment is required to be made, which Revolving Unused Facility Fee shall be payable quarterly in arrears on the last day of each of March, June, September and December during the applicable period, commencing on the first such date to occur after the date hereof, and on the date the Revolving Commitments terminate. All Revolving Unused Facility Fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) During such time as any LC Exposure exists, the Borrower agrees to pay in Dollars (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans on the Dollar Equivalent of the actual daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank, solely for its own account, a fronting fee equal to one-eighth of one percent (0.125%) per annum multiplied by the Dollar Equivalent of the actual daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall accrue interest through and including the last day of each calendar month and shall be payable quarterly in arrears on the last day of each of March, June, September and December, commencing on the first such date to occur after the Effective Date on which LC Exposure exists; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account and/or for the account of the Lenders, fees payable in Dollars in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in Same Day Funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for its own account or for distribution to the applicable Lenders, as the case may be. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate, as applicable.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term Benchmark Rate for the applicable Approved Currency for the Interest Period in effect for such Borrowing plus the Applicable Rate, as applicable.

(c) The Loans comprising each Daily Simple RFR Borrowing shall bear interest at the Daily Simple RFR for the applicable Approved Currency plus the Applicable Rate, as applicable.

(d) Notwithstanding the foregoing, if an Event of Default under Section 7.01(a), (b), (h) or (i) with respect to the Borrower has occurred and is continuing, at the option of the Required Lenders, all overdue Obligations (which shall include all Obligations following an acceleration under Section 7.01, including an automatic acceleration) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that (x) interest computed by reference to the Alternate Base Rate (including ABR Loans and Borrowings the interest on which is computed by reference to clause (a) of the definition of “Alternate Base Rate”) shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year) and (y) interest computed by reference to Daily Simple RFR shall be computed on the basis of a year of three hundred sixty-five (365) days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day), except that interest on Loans denominated in any Approved Foreign Currency as to which market practice differs from the foregoing shall be computed in accordance with market practice for such Loans. The applicable Alternate Base Rate , Term Benchmark Rate or Daily Simple RFR shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Term Benchmark Borrowing or in connection with a Daily Simple RFR Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining (x) the Term Benchmark Rate for such Interest Period or (y) the Daily Simple RFR; or

(b) the Administrative Agent is advised by the Required Lenders that the Term Benchmark Rate for such Interest Period or the Daily Simple RFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy, and confirmed in writing, as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing or a Daily Simple RFR Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Term Benchmark Borrowing or a Daily Simple RFR Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(c) If prior to the commencement of any Interest Period for a Term Benchmark Borrowing or Borrowing of a Daily Simple RFR Loan, the Borrower and the Administrative Agent reasonably determine in good faith that an interest rate is not ascertainable pursuant to the provisions of the definition of “Term Benchmark Rate” or the “Daily Simple RFR”, as applicable, and the inability to ascertain such rate is unlikely to be temporary, they shall so notify the Lenders in writing (the occurrence of the foregoing conditions, a “Benchmark Discontinuation Event”) and the “Term Benchmark Rate” shall be an alternate benchmark floating term rate of interest (which shall not be less than 0% per annum) and the “Daily Simple RFR” shall be an alternate benchmark floating daily rate of interest (that shall not be less than 0% per annum) established by the Administrative Agent and the Borrower that is generally accepted as the then prevailing market convention for determining a rate of interest for similar syndicated loans in the United States in the same currency at such time and shall include (A) the index rate or a method for determining an index rate or other adjustments or modifications to the benchmark that is generally accepted as the then prevailing market convention for determining such index rate, adjustments or modifications and (B) other adjustments to such alternate term rate or alternate daily rate, as applicable, and this Agreement (x) to not increase the effective yield on the Loans and (y) other changes necessary to reflect the available interest periods (if applicable) for such alternate rate for similar syndicated leveraged loans of this type in the United States at such time (any such rate, the “Successor Benchmark Rate”), and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement; provided that if a Successor Benchmark Rate has not been established pursuant to this Section 2.14(c) after the Borrower and the Administrative Agent have reached such a determination, the Borrower and the Required Lenders may select a different alternate rate as long as it is reasonably practicable for the Administrative Agent to administer such different rate and the Administrative Agent, the Required Lenders and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement. For the avoidance of doubt, if a Benchmark Discontinuation Event occurs, the Applicable Rate for any Loan shall be determined in accordance with Section 2.14(b) until the date a Successor Benchmark Rate or other alternate term rate determined pursuant to the proviso above has been established in accordance with the requirements of this definition.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Term Benchmark Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting to or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided that such Lender or such Issuing Bank has determined to require such additional amount or amounts in good faith on a basis that is not arbitrary.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. Any request for compensation pursuant to clauses (a) or (b) of this Section as a result of a Change in Law shall only be honored to the extent such Lender or Issuing Bank represents that such Lender or Issuing Bank, as applicable, is generally seeking compensation from similarly situated borrowers under similar credit facilities with respect to such Change in Law.

SECTION 2.16 [Reserved].

SECTION 2.17 Payments Free of Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of any applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of payments received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Status of Lenders.

(i)

Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and that no payment in connection with any Loan Document is effectively connected with such Foreign Lender’s conduct of a trade or business in the United States (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, IRS Form W-8IMY, accompanied by IRS Form W-8ECI, W-8BEN, W-8BEN-E or W-9, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of such direct and indirect partner(s);

(C) any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, if any; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 2.17(e), no Lender shall be required to provide any documentation that such Lender is not legally eligible to provide. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(e).

(f) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The applicable Loan Party, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this Section 2.17(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(f) in no event will such Recipient be required to pay any amount to a Loan Party pursuant to this Section 2.17(f) the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(f) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment denominated in Dollars required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in Same Day Funds, without set off or counterclaim (but without prejudice to the Borrower’s rights with respect to any Defaulting Lender). Except as otherwise expressly provided herein, all payments with respect to principal and interest on Loans denominated in an Approved Foreign Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Approved Foreign Currency in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Account unless otherwise directed by the Administrative Agent, except payments to be made directly to any Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. In the event the Administrative Agent fails to pay such amounts to such Lender within one (1) Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except as otherwise expressly provided herein and except with respect to an Approved Foreign Currency, all payments hereunder shall be made in Dollars. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Approved Foreign Currency, the Borrower shall make such payment in Dollars in an amount equal to the Dollar Equivalent of such Approved Foreign Currency payment amount. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the aggregate amount of principal of and accrued interest on the Revolving Loans of the applicable Revolving Lenders.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. For purposes of subclause (b)(i) of the definition of “Excluded Taxes”, a Lender that acquires a participation pursuant to this Section 2.18(c) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or each Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (w) any Lender requests compensation under Section 2.15, (x) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (y) any Lender becomes a Defaulting Lender, or (z) any Lender has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 9.02, requires the consent of all Lenders or each Lender affected thereby and with respect to which Lenders constituting the Required Lenders have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice by the Borrower to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, each Issuing Bank) if such assignee is not a Lender, which consent shall not unreasonably be withheld, (ii) subject to the Borrower’s rights with respect to Defaulting Lenders under Section 2.20 hereof, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in or elimination of such compensation or payments, and (iv) in the case of any such assignment resulting from a Lender’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Revolving Unused Facility Fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a) or Section 2.12(b);

(b) the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that (i) no Defaulting Lender’s Commitments may be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to a Defaulting Lender without such Defaulting Lender’s consent;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Percentages but only to the extent that (x) the sum of all such non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02(a) and (b) are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one (1) Business Day following notice to the Borrower by the Administrative Agent, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a), Section 2.12(b) and Section 2.12(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees payable under Section 2.12(a) and Section 2.12(b) that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to any Issuing Bank ratably (based on the LC Exposure then held by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Revolving Lender is a Defaulting Lender, and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be one hundred percent (100%) covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

SECTION 2.21 Extension of Maturity Date.

(a) The Borrower shall have the right, commencing on the first anniversary of the Effective Date and no more frequently than once in each annual period thereafter, to request one-year extensions of the Maturity Date with respect to each or any tranche of Revolving Loans and Revolving Commitments (each, a “Voluntary Extension Option”). The Borrower may request a Voluntary Extension Option by delivery of written notice to the Administrative Agent no more than sixty (60) days (or such longer period as the Administrative Agent may otherwise agree) nor less than thirty (30) days (or such shorter period as the Administrative Agent may otherwise agree) prior to the first anniversary of the Effective Date and each anniversary of the Effective Date thereafter, so long as the following conditions are satisfied as of the effective date of such extension: (i) no Event of Default or Mandatory Prepayment Event has occurred and is continuing; (ii) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects except to the extent that (1) such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and/or (2) such representations and warranties are qualified by materiality or Material Adverse Effect (in which case such representations and warranties shall be true and correct in all respects); (iii) the Borrower shall have paid an extension fee equal to twenty-five hundredths of one percent (0.25%) of the aggregate outstanding amount of the Loans and Commitments being extended (to the Administrative Agent for the ratable benefit of the applicable Revolving Lenders); (iv) the Administrative Agent shall have received each of the following, if requested, in form and substance reasonably satisfactory to the Administrative Agent: (x) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of all corporate or other necessary action taken by the Borrower to authorize such extension; and (y) customary certificates and certificates of good standing; and (v) the Borrower shall be in compliance on a pro forma basis with the Maximum Leverage Ratio. The Administrative Agent shall promptly notify each Lender and each Issuing Bank of such request and the decision whether to grant the applicable Voluntary Extension Option shall be made by each Lender in its sole discretion. Each Lender and each Issuing Bank shall use commercially reasonable efforts to respond to the Borrower’s request for a Voluntary Extension Option within ten (10) Business Days following receipt of notice of such request. In no event shall any Lender be required to grant a Voluntary Extension Option. Any Loans and Commitments not extended pursuant to this clause (a) shall mature on the Maturity Date then applicable thereto (subject to the right of the Borrower to exercise its Committed Extension Option with respect thereto pursuant to clause (b) of this Section 2.21), and any payment or commitment reduction made to such Lenders hereunder as a result of the occurrence of such Maturity Date shall not be deemed to violate the pro rata payment provisions set forth in Section 2.18. All Letters of Credit not subject to the Voluntary Extension Option pursuant to this clause (a) shall expire on the date that is five (5) Business Days prior to the Maturity Date then applicable thereto (subject to the right of the Borrower to exercise its Committed Extension Option with respect thereto pursuant to clause (b) of this Section 2.21), except as set forth in the second sentence of Section 2.06(c).

(b) In addition to the right of the Borrower to request Voluntary Extension Options pursuant to clause (a) of this Section 2.21, the Borrower shall have one (1) option (which shall be binding on the Lenders), exercisable by written notice to the Administrative Agent given no more than sixty (60) days (or such longer period as the Administrative Agent may otherwise agree) nor less than thirty (30) days (or such shorter period as the Administrative Agent may otherwise agree) prior to the then-applicable Maturity Date with respect to any Lender’s Loans and Commitments and any Issuing Bank’s Letters of Credit, to extend the Maturity Date with respect to such Lender’s Loans and Commitments and/or such Issuing Bank’s Letters of Credit for a period of one (1) year (the “Committed Extension Option”). Upon delivery of such notice, the Maturity Date with respect to such Loans, Commitments and Letters of Credit, as applicable, shall be extended for one (1) year so long as the following conditions are satisfied as of the effective date of such extension: (i) no Event of Default or Mandatory Prepayment Event has occurred and is continuing; (ii) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects except to the extent that (1) such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and/or (2) such representations and warranties are qualified by materiality or Material Adverse Effect (in which case such representations and warranties shall be true and correct in all respects); (iii) the Borrower shall have paid an extension fee equal to twenty-five hundredths of one percent (0.25%) of the aggregate outstanding amount of the Loans and Commitments being extended (to the Administrative Agent for the ratable benefit of the applicable Revolving Lenders); (iv) the Administrative Agent shall have received each of the following, if requested, in form and substance reasonably satisfactory to the Administrative Agent: (x) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of all corporate or other necessary action taken by the Borrower to authorize such extension; and (y) customary certificates and certificates of good standing; and (v) the Borrower shall be in compliance on a pro forma basis with the Maximum Leverage Ratio. The Administrative Agent shall promptly notify each Lender of the Borrower’s exercise of the Committed Extension Option. The decision to exercise the Committed Extension Option shall be made by the Borrower in its sole discretion.

(c) For the avoidance of doubt, any Voluntary Extension Options shall be in addition to the Committed Extension Option and, at the election of the Borrower, any time period subject to a Voluntary Extension Option with respect to any Lender’s Loans and Commitments may precede in time the Committed Extension Option with respect thereto.

(d) As a condition to the exercise of any Committed Extension Option or Voluntary Extension Option, the Administrative Agent shall have received a written certification of an Authorized Officer of the Borrower, certifying that at the time and immediately after giving effect to such extension, each of the applicable conditions set forth in this Section 2.21 have been satisfied with respect thereto.

(e) For the avoidance of doubt, other than the Maturity Date applicable thereto, the terms of any such Loans or Commitments extended pursuant to this Section 2.21 shall be identical to the existing Loans and Commitments hereunder. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with Borrower as may be necessary in order to establish new tranches or sub-tranches and remove certain existing tranches or sub-tranches in respect of any such Loans and Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Borrower in connection with the establishment or removal, as applicable, of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.21. For the avoidance of doubt, this Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. The Borrower is and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each of the Subsidiaries is, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within the corporate, partnership, limited liability company or other organizational powers, as applicable, of each Loan Party and have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action. Each of this Agreement and the other Loan Documents to which the Loan Party is a party has been duly executed and delivered by such Loan Party, and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Approvals; No Conflicts. The Transactions, solely on the Effective Date, (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect and except for such filings as may be required with the SEC to comply with disclosure obligations, (b) will not violate (x) any applicable law or regulation, (y) the charter, by-laws or other organizational documents of the Loan Parties or any of the Subsidiaries or (z) any order of any Governmental Authority having jurisdiction over any Loan Party, except for any violation of any applicable law or regulation that would not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Loan Parties or any of the Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Loan Parties or any of their Subsidiaries, except for any violation or default that would not reasonably be expected to have a Material Adverse Effect, and (d) except for the Liens created under the Loan Documents, will not result in the creation or imposition of any Lien on any asset of any Loan Party.

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Administrative Agent for delivery to the Lenders the Audited Financial Statements and the Unaudited Financial Statements. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the relevant entities as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the Unaudited Financial Statements.

(b) Since December 31, 2025, no event, development or circumstance has occurred which has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05 Properties. (a) The Borrower and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except (i) in the case of Permitted Encumbrances or (ii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any Guarantor (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters and matters fully covered by insurance (subject to customary deductibles and retentions) as to which the insurer has been notified of such action, suit or proceeding and has not issued a notice denying coverage thereof) or (ii) challenging the validity or enforceability of the Transactions (other than the Disclosed Matters), this Agreement or the other Loan Documents. As of the date of this Agreement, the Borrower and the Subsidiaries have no material contingent obligations that are not disclosed in the financial statements referred to in Section 3.04 or listed as a Disclosed Matter.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability of which it is aware, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements. Each Loan Party and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08 Investment Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. The Borrower and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 Disclosure. As of the Effective Date, to the knowledge of the Borrower, none of the reports, financial statements, certificates or other written information (other than projections, other forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being understood and agreed that actual results may vary materially from projections).

SECTION 3.12 [Reserved].

SECTION 3.13 Federal Reserve Board Regulations. None of the Loan Parties is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purposes of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations T, U and X of the Board. No part of the proceeds of the Loans will be used for “purchasing” or “carrying” “Margin Stock” as so defined for any purpose which violates, or which would be inconsistent with, the provisions of, Regulations T, U or X of the Board.

SECTION 3.14 Subsidiaries. As of the Effective Date, (a) Schedule 3.14 sets forth the name and jurisdiction of incorporation of each Subsidiary of the Borrower and (b) with respect to any Guarantor, except as disclosed on Schedule 3.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests owned by the Borrower or any Subsidiary in such Guarantor. All of the issued and outstanding Equity Interests of the Loan Parties and their Subsidiaries is validly issued and, to the extent such concepts are applicable, fully paid and non-assessable. All of the issued and outstanding Equity Interests of the Loan Parties is free and clear of all Liens except as expressly permitted hereunder.

SECTION 3.15 Solvency. As of the Effective Date, after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.16 Status as Senior Debt. The Obligations in respect of the Loans are “senior debt” or “designated senior debt” (or any comparable term) under, and as may be defined in, any indenture or document governing any applicable Indebtedness that is subordinated in right of payment to the Loans.

SECTION 3.17 Sanctions, Patriot Act & Anti-Corruption.

(a) None of the Loan Parties, or any of their respective Subsidiaries, or any of their respective directors, officers, employees, or any agents or representatives acting on their respective behalf in connection with this Agreement, is a Designated Person. The Loan Parties and their respective Subsidiaries have, in the last five (5) years, conducted their businesses in compliance in all material respects with Sanctions Laws and Regulations and the Act.

(b) No Loan Party or any Subsidiary thereof has used, in the last five (5) years, or will use, directly or knowingly indirectly, the proceeds of the Loans or the Letters of Credit (1) for the purpose of funding any activities or business of or with any Designated Person or in any Designated Jurisdiction except to the extent permissible for a Person to comply with Sanctions Laws and Regulations, or (2) in any other manner that would result in a violation of the Act, any Sanctions Laws and Regulations, or the Foreign Corrupt Practices Act by any party to this Agreement.

(c) The Loan Parties and their respective Subsidiaries have instituted and maintained or are subject to policies and procedures reasonably designed to promote and achieve compliance in all material respects with applicable Sanctions Laws and Regulations.

SECTION 3.18 Anti-Corruption Laws. None of the Loan Parties, or any of their respective Subsidiaries, or any of their respective directors, officers, employees, or to the knowledge of the Loan Parties, any agents or representatives, in each case acting on behalf of or in their respective roles with the Loan Parties or any of their respective Subsidiaries, have materially violated the Foreign Corrupt Practices Act, and the Loan Parties and their respective Subsidiaries have instituted and maintained or are subject to policies and procedures reasonably designed to promote and achieve compliance with such law.

SECTION 3.19 Valid Liens. The Pledge Agreement will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, and upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Pledge Agreement) and filing of financing statements with the Secretary of State of the jurisdiction of organization of each Loan Party, the Liens created by the Pledge Agreement shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the Loan Parties in such Collateral to the extent perfection can be obtained by the taking of possession or control or filing.

SECTION 3.20 REIT Status. Except as would not reasonably be expected to have a Material Adverse Effect, BXDC intends to be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and all applicable regulations under the Code for each of its taxable years beginning with its taxable year ending December 31 for the year in which it receives proceeds from its initial public offering.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders on the Effective Date to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement and each other Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement or such other Loan Document) that such party has signed a counterpart of this Agreement or such other Loan Document.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Simpson Thacher & Bartlett LLP, counsel for BXDC, the Borrower and the other Loan Parties and (ii) Venable LLP, Maryland counsel for BXDC, each in form and substance reasonably acceptable to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received the following items from the Borrower:

(i) Certificates of good standing for each Loan Party from the states of organization of such Loan Party, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Effective Date;

(ii) Copies of the formation documents of each Loan Party certified by an officer of such Loan Party, together with all amendments thereto;

(iii) Incumbency certificates, executed by officers of each Loan Party, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents on behalf of such Loan Party (and to make borrowings hereunder on behalf of the Borrower, in the case of the Borrower), upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(iv) Copies, certified by a Secretary, an Assistant Secretary or other authorized officer of each Loan Party of the resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Borrowings provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Loan Parties; and

(v) A customary solvency certificate from the Borrower substantially in the form attached hereto as Exhibit J certifying that the Borrower and its Subsidiaries (after giving pro forma effect to the Transactions), on a consolidated basis, are Solvent.

(d) [Reserved].

(e) At least three (3) Business Days prior to the Effective Date, the Administrative Agent shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested by the Administrative Agent, or any Lender through the Administrative Agent, in writing at least ten (10) Business Days prior to the Effective Date, that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Act. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered to the Administrative Agent, at least three Business Days prior to the Effective Date, a Beneficial Ownership Certification to the extent requested by the Administrative Agent, or any Lender through the Administrative Agent, at least ten (10) Business Days prior to the Effective Date.

(f) UCC financing statement, judgment, state and federal tax lien, litigation and bankruptcy searches with respect to the Borrower and each Guarantor from its jurisdictions of organization and principal place of business.

(g) The Lead Arrangers/Bookrunner shall have received the Audited Financial Statements and the Unaudited Financial Statements.

(h) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date (except to the extent that any such representation and warranty (i) expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date and/or (ii) is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects).

(i) Immediately after giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing.

(j) The Administrative Agent shall have received a Borrowing Request with respect to each Revolving Borrowing to be made on the Effective Date, if any, in accordance with Section 2.03.

Immediately upon the satisfaction of the foregoing conditions precedent, the Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Solely for purposes of satisfying the conditions precedent to the initial Borrowings hereunder on the Effective Date set forth in this Section 4.01, each Lender that has authorized the release of its signature page to this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of the making of any Borrowing (but not a conversion or continuation thereof), and of each Issuing Bank to issue, increase, amend or extend any Letter of Credit to be issued or issued by such Issuing Bank is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, increase, amendment or extension of such Letter of Credit, as applicable (except to the extent that any such representation and warranty (i) expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date and/or (ii) is qualified by materiality or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects).

(b) Immediately after giving effect to such Borrowing or the issuance, increase, amendment or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) Immediately after giving effect to such Borrowing or the issuance, increase, amendment or extension of such Letter of Credit, as applicable, the Borrower shall be in compliance on a pro forma basis with a Leverage Ratio that does not exceed 75% (such threshold, the “Maximum Leverage Ratio”) (the requirements of this clause (c), the “Availability Criteria”).

(d) The Administrative Agent shall have received a Borrowing Request with respect to each Revolving Borrowing in accordance with Section 2.03.

(e) The Borrower shall have paid all fees and other amounts set forth in Section 5.13.

Each Borrowing and each issuance, increase, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full (other than obligations under Treasury Services Agreements and Secured Hedge Agreements and indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit shall have expired with no pending drawings or terminated (or have been cash collateralized or backstopped by a letter of credit in accordance with Section 2.06), in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information.

(a) The Borrower will furnish to the Administrative Agent (and the Administrative Agent will promptly furnish the same to each Lender):

(i) beginning with the fiscal year ending on December 31, 2026, as soon as available but in any event no later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, comprehensive income (loss), equity and cash flows as of the end of and for such year, for the Consolidated Group, and setting forth in comparative form the figures for the previous fiscal year, all reported on by Deloitte LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification (excluding any “emphasis of matter” paragraph) and without any qualification or exception as to the scope of such audit, other than a “going concern” resulting from (x) an upcoming maturity date under any Indebtedness of the Borrower and the Subsidiaries or (y) any actual or prospective breach of a financial covenant) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Consolidated Group on a consolidated basis in accordance with GAAP consistently applied.

(ii) beginning with the fiscal quarter ending on June 30, 2026, as soon as available but in any event no later than sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet and related unaudited statements of operations, comprehensive income (loss), equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, for the Consolidated Group, and setting forth in comparative form the figures for the corresponding period or periods of (or in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Consolidated Group on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(iii) [reserved];

(iv) concurrently with any delivery of Financial Statements, a compliance certificate in the form attached hereto as Exhibit B, signed by a Financial Officer (A) (x) certifying that, to such Financial Officer’s knowledge, no Default, Event of Default or Mandatory Prepayment Event has occurred and is continuing, or (y) specifying the details of any Default that, to such Financial Officer’s knowledge, has occurred and is continuing, and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations and computations necessary to determine the Leverage Ratio as of such date and (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(v) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange; and

(vi) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to clause (i), (ii) or (v) of this Section shall be deemed to have been delivered if such information, or one or more annual, quarterly or monthly reports containing such information, shall be available on the website of the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Further, notwithstanding the foregoing, the information required pursuant to clause (i) or (ii) of this Section shall be deemed to have been delivered if such information of the direct or indirect parent entity of the Borrower is provided within the time periods set forth in such clauses; provided that to the extent such information relates to such parent entity, it is accompanied by a certificate signed by a Financial Officer of the Borrower stating that, as of the date of such financials, the total assets, liabilities and partner’s capital of such parent entity are substantially similar to the total assets, liabilities and shareholders’ equity of the Borrower, together with consolidating information that explains in reasonable detail any differences between the information relating to such parent entity, on the one hand, and the information relating to the Borrower and its subsidiaries, as applicable, on a stand-alone basis, on the other hand.

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will promptly furnish the same to each Lender) prompt written notice, after an Authorized Officer becomes aware of such event, of the following events:

(a) the occurrence of any Default, Event of Default or Mandatory Prepayment Event;

(b) the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting any of the Loan Parties that, in the good faith judgment of the Borrower, if adversely determined, would reasonably be expected to have a Material Adverse Effect (other than matters fully covered by insurance (subject to customary deductibles and retentions) as to which the insurer has been notified of such action, suit or proceeding and has not issued a notice denying coverage thereof); and

(c) the occurrence of any ERISA Event, taken alone or together with any other ERISA Events that have occurred, that in the good faith judgment of the Borrower, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect their legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that this Section 5.03 shall not require (x) the Borrower or any Subsidiary to preserve or maintain any rights, licenses, permits, privileges or franchises if the Borrower shall reasonably determine that the failure to maintain and preserve the same by the Borrower or any Subsidiary would not reasonably be expected, in the aggregate, to have a Material Adverse Effect and (y) any Subsidiary to preserve its legal existence in connection with a transaction not prohibited under Section 6.02.

SECTION 5.04 Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries and the other Loan Parties to, pay their obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of the Subsidiaries and the other Loan Parties to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain (either directly or indirectly by causing its tenants to maintain), with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of the Subsidiaries and the other Loan Parties to, keep proper books of record and account in which true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities to the extent required by GAAP. The Borrower will, and will cause each of the Subsidiaries and the other Loan Parties to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (in the presence of an officer of the Borrower), all at such reasonable times during normal business hours and as often as reasonably requested. Absent an Event of Default, only two (2) such visits per calendar year shall be at the Borrower’s expense.

SECTION 5.07 Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries and each other Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to their property, including Environmental Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used (i) to finance the Transactions and Transaction Costs, (ii) to support general corporate purposes of the Borrower and its Subsidiaries, including, but not limited to, the funding of acquisitions, investments, capital expenditures and working capital needs and (iii) for any other purpose not prohibited by this Agreement. The Letters of Credit will be issued (i) to support general corporate purposes of the Borrower and its Subsidiaries, including, but not limited to, the funding of acquisitions, investments, capital expenditures and working capital needs and (ii) for any other purpose not prohibited by this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of Regulations T, U and X of the Board.

SECTION 5.09 Addition of Guaranties.

(a) Not later than the applicable Required Delivery Date (or such later date as the Administrative Agent may agree in writing in its reasonable discretion), the Borrower shall cause each newly formed or acquired Subsidiary (other than an Excluded Subsidiary) to deliver to Administrative Agent: (1) either (x) a Guaranty executed by such Subsidiary or (y) a supplement to an existing Guaranty executed by such Subsidiary, (2) a supplement to the Pledge Agreement executed by such Subsidiary and (3) the other items required to be delivered under the following subsection (b) below; provided, however, that promptly (and in any event not later than the applicable Required Delivery Date (or such later date as the Administrative Agent may agree in writing in its reasonable discretion)) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from being a Guarantor on the Effective Date or delivering a Guaranty (or supplement to an existing Guaranty) pursuant to this Section, as the case may be, such Subsidiary shall comply with the provisions of this Section. Any such Guaranty (or supplement to an existing Guaranty) delivered pursuant to this subsection (a) and the other items required under the immediately following subsection (b) shall, unless otherwise approved by the Administrative Agent, be delivered to the Administrative Agent not later than the later of (x) sixty (60) days after such obligation first arises (or such longer period as the Administrative Agent may agree in its reasonable discretion) and (y) the date on which the Compliance Certificate is delivered (or is required to be delivered) with respect to the fiscal quarter (or fiscal year in the case of the fourth fiscal quarter) during which, in either such case, any of the above conditions first apply to a Subsidiary (the “Required Delivery Date”).

(b) Each Guaranty delivered by a Subsidiary required to become a Guarantor under the preceding subsection (a) above shall be accompanied by the items that would have been delivered under Section 4.01(c)(i) through (iv), and Section 4.01(e) as if such Subsidiary had been a Guarantor on the Effective Date, each in form and substance reasonably satisfactory to the Administrative Agent (consistent with the items delivered on the Effective Date) and such other documents, agreement and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require in order to comply with its “know your customer” and other regulatory obligations.

SECTION 5.10 Further Assurances. Upon the reasonable request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral and (ii) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to maintain the Administrative Agent’s security interests under the Loan Documents in the Collateral in full force and effect at all times (including the priority thereof) and otherwise carry out more effectively the purposes of the Loan Documents.

SECTION 5.11 Change in Nature of Business. The Borrower will not, nor will the Borrower permit any Subsidiary to, engage, to any material extent, in any business other than businesses of the type BXDC has represented the Borrower and its Subsidiaries will conduct in that certain Prospectus of BXDC, dated May 13, 2026, with respect to the initial public offering of 87,500,000 shares of common stock of BXDC, and businesses reasonably related, complementary, synergistic, ancillary or incidental thereto or reasonable extensions thereof.

SECTION 5.12 Changes in Fiscal Periods. Unless required by a law, regulation or order of a Governmental Authority, the Borrower will not permit the fiscal year of a Loan Party to end on a day other than December 31; provided that if such change is required by such law, regulation or order, the Borrower shall give the Administrative Agent and the Lenders prior written notice of such change.

SECTION 5.13 Post-Closing Deliveries(a) . The Borrower shall pay to the Administrative Agent within five (5) Business Days after Effective Date, all fees (including any upfront, arranger or structuring fees) and other amounts due and payable on or prior to the date that is five (5) Business Days after the Effective Date, including, to the extent invoiced at least three (3) Business Days prior to such date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder, or satisfactory evidence that such fees and amounts will be paid out of the initial Borrowings hereunder.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder have been paid in full (other than obligations under Treasury Services Agreements and Secured Hedge Agreements and indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and all Letters of Credit shall have expired with no pending drawings or terminated (or have been cash collateralized or backstopped by a letter of credit in accordance with Section 2.06), in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness. The Borrower and each other Loan Party shall not incur or make any optional prepayment on any Indebtedness (other than Nonrecourse Indebtedness (and any guarantees in respect thereof)) if, at the time of such incurrence or prepayment, (x) a Maximum Prepayment Period is then in effect and no Sponsor Guaranty has been provided or (y) the Leverage Ratio, on a pro forma basis (after giving effect to such optional prepayment and any other incurrence or prepayment, repurchase, redemption or other retirement of Indebtedness occurring after the last day of the immediately preceding fiscal quarter and prior to or substantially concurrently with the date of such optional prepayment), would be in excess of the Maximum Leverage Ratio.

SECTION 6.02 Fundamental Changes. The Parent Guarantor and the Borrower shall not, nor will the Borrower permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of their consolidated assets (including all or substantially all of the Equity Interests in the Subsidiaries) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, in each case of the foregoing, which would result in (x) a Change in Control or (y) the Parent Guarantor or the Borrower ceasing to exist as the surviving entity, as applicable; provided that the following events shall be permitted without the consent of the Lenders: (i) (x) the Parent Guarantor or the Borrower may assign its respective rights and obligations under this Agreement and the other Loan Documents to any other Person that Controls BXDC OP (that does not result in a Change of Control) or (y) any Person may merge or consolidate into the Parent Guarantor or the Borrower in a transaction (that does not result in a Change of Control) in which the Parent Guarantor or the Borrower, as applicable, is the surviving entity (or, if the assignee or Person formed by or surviving any such merger or consolidation is not the Parent Guarantor or the Borrower (any such Person, the “Successor Borrower” or the “Successor Parent Guarantor”, as

applicable), as applicable, (A) the Successor Borrower or the Successor Parent Guarantor, as applicable, shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, (B) the Successor Borrower or the Successor Parent Guarantor, as applicable, shall expressly assume all the obligations of the Borrower or the Parent Guarantor, as applicable under this Agreement and the other Loan Documents to which the Borrower or the Parent Guarantor, as applicable, is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (C) each Guarantor, if any, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Borrower’s or the Successor Parent Guarantor’s, as applicable, obligations under the Loan Documents, (D) each Guarantor (other than the Parent Guarantor or any Successor Parent Guarantor), if any, unless it is the other party to such merger or consolidation, shall have by a supplement to the Pledge Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under the Loan Documents, (E) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such assignment, merger or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, each Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents and (F) the Successor Borrower or the Successor Parent Guarantor, as applicable, shall have provided such documentation and other information reasonably requested by the Administrative Agent that it shall have reasonably determined is required to comply with applicable “know your customer”, anti-money-laundering regulations and, if the Successor Borrower or the Successor Parent Guarantor, as applicable, qualifies as a “legal entity customer”, the Beneficial Ownership Regulation; provided, further, that if the foregoing are satisfied, the Successor Borrower or the Successor Parent Guarantor, as applicable, will succeed to, and be substituted for, the Borrower or the Parent Guarantor, as applicable, under this Agreement and the other Loan Documents to which the Borrower or the Parent Guarantor, as applicable, is a party, (ii) if any Person (other than the Borrower or the Parent Guarantor) merges into any Subsidiary in a transaction in which the surviving entity is or becomes a Subsidiary, except as would not be prohibited under Section 6.05 if such transaction took the form of a Disposition to the Borrower or any of its Subsidiaries, if any Subsidiary party to such transaction is a Guarantor, the surviving entity of such transaction shall be a Guarantor, (iii) any Subsidiary may liquidate or dissolve or sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary; provided that except as would not be prohibited under Section 6.05 if such transaction took the form of a Disposition to the Borrower or any of its Subsidiaries, if the Subsidiary that is liquidating or dissolving or selling, transferring, leasing or otherwise disposing of its assets is a Subsidiary Guarantor, the assets of such Subsidiary Guarantor shall be acquired by the Borrower or a Subsidiary Guarantor, (iv) any Subsidiary may liquidate or dissolve or merge into, or sell, transfer, lease or otherwise dispose of its assets to, another Person on an arm’s-length basis if the Borrower determines in good faith that such liquidation or dissolution, merger or disposition is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of any Subsidiary in connection with any disposition of assets that is not prohibited by this Agreement and (vi) the Transactions shall be permitted. The Borrower and the Parent Guarantor shall not reorganize under the laws of a jurisdiction other than any state of the United States or the District of Columbia.

SECTION 6.03 Restricted Payments. Restricted Payments shall be permitted without restriction, provided that if an Event of Default under Section 7.01(a), (b), (h) or (i) with respect to the Borrower has occurred and is continuing and any Obligations (other than obligations under Treasury Services Agreements and Secured Hedge Agreements and indemnities and other contingent obligations not then due and payable and as to which no claim has been made) remain outstanding under the Revolving Facility as of the date of such Restricted Payment, the Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments except if a direct or indirect parent entity of the Borrower is a REIT and the Borrower’s income is includable in the income of such parent for U.S. federal income tax purposes, the Borrower may make Restricted Payments in the minimum amount reasonably estimated to be required for such parent to (x) continue to maintain its status as a REIT and (y) avoid any entity-level income or excise tax, including tax under Section 4981 of the Code; assuming that such parent has no income other than the income of the Borrower and distributions by the Borrower are made to the holders of its Equity Interests in proportion to their respective Equity Interests (provided, however, there shall not be any implied requirement that the Borrower or such parent utilize the dividend deferral options in Section 857(b)(9) or Section 858(a) of the Code) (“Minimum REIT Distribution”).

Notwithstanding the foregoing, following a failure to make any prepayment pursuant to a Mandatory Prepayment Event, unless the Borrower shall have caused a Sponsor Guaranty to be provided in accordance with Section 2.11(e), the Borrower shall not pay any cash dividends, distributions or other Restricted Payments in excess of the Minimum REIT Distribution until the Mandatory Prepayment Amount is prepaid (or such Sponsor Guaranty is provided).

SECTION 6.04 Transactions with Affiliates. The Borrower shall not, nor will it permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, involving aggregate payments or consideration in excess of the greater of (x) $50,000,000 and (y) 0.50% of Gross Asset Value, except (a) upon fair and reasonable terms which are not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions solely between or among the Borrower and its Subsidiaries or any entity that becomes a Subsidiary as a result of such loan or other transaction, (c) transactions pursuant to agreements and arrangements described on Schedule 6.04, (d) the issuance of equity securities to Affiliates, (e) compensation, bonus and benefit arrangements (including, without limitation, equity or equity-based arrangements) with employees, officers, directors and trustees of the Borrower or the Subsidiaries that are customary in the industry or are in the ordinary course consistent with past practices, (f) transactions approved by a majority of the independent members of the board of directors of the Borrower (or the general partner, managing member or other Person exercising similar authority of the Borrower) for fair market value (to the extent such transaction is certified to the Administrative Agent to be for fair market value, as determined in good faith by the board of directors of the Borrower (or the general partner, managing member or other Person exercising similar authority of the Borrower)), (g) Restricted Payments permitted by Section 6.03, (h) in connection with the Transactions and the payment of Transaction Costs, (i) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and the Subsidiaries (or any other direct or indirect parent of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, (j) (x) the payment of indemnification and other similar amounts to the Permitted Holders and reimbursement of expenses of the Permitted Holders and (y) customary payments by the Borrower and any of its

Subsidiaries to the Permitted Holders made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments pursuant to the foregoing clauses (x) and (y) are approved by a majority of the disinterested members of the board of directors or the managers of the Borrower (or the general partner, managing member or other Person exercising similar authority of the Borrower), in good faith, (k) payments by the Borrower or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of the Borrower to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries and (l) the issuance or transfer of Equity Interests of the Borrower or any direct or indirect parent of the Borrower to any Permitted Holder or to any former, present or future director, manager, officer, employee or consultant (or any Affiliate or any Immediate Family Member of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof.

SECTION 6.05 Asset Dispositions. Notwithstanding anything to the contrary in this Agreement, the Borrower and its Subsidiaries shall be permitted without restriction to sell, lease, transfer or otherwise dispose of, or grant an option or other right to sell, lease or otherwise convey any property or assets to any Person (collectively, a “Disposition”); provided that the following Dispositions by any Loan Party shall not be permitted: (a) any Disposition in which the consideration received by the Borrower and any such Subsidiaries in any single transaction or series of related transactions for such Disposition is not at least equal to fair market value as determined in good faith by the Borrower, (b) any Disposition in which less than seventy-five percent (75%) of such consideration for such Disposition is in the form of cash or Cash Equivalents; provided that, for purposes of making the foregoing determination, aggregate non-cash consideration received by the Borrower or the applicable Loan Party having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed, in the aggregate for all such Dispositions consummated after the Effective Date and on or prior to such date of determination, the greater of (x) $1,000,000,000 and (y) 8.5% of Gross Asset Value (net of any non-cash consideration converted into cash and Cash Equivalents), shall be deemed to be “cash” and (c) any Disposition in the case an Event of Default under Section 7.01(a), (b), (h) or (i) with respect to the Borrower has occurred and is continuing. For the avoidance of any doubt, (i) any like-kind exchange in accordance with Section 1031 of the Code shall not be subject to the requirements under clause (b) of this Section 6.05 and (ii) any Disposition to the Borrower or any of its Subsidiaries shall not be subject to the requirements under this Section 6.05.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise (for the avoidance of doubt, a failure to make any payment required pursuant to Section 2.11(e) when and as the same shall become due and payable shall constitute an Event of Default under this clause (a) if (x) such failure shall continue unremedied for a period of one full fiscal quarter and (y) a Sponsor Guaranty has not otherwise been provided during such period);

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with this Agreement and the other Loan Documents or any amendment or modification hereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.03 (but only with respect to the existence of the Borrower) or Article VI or (ii) Section 5.02(a); provided, that notwithstanding anything to the contrary contained herein or in any other Loan Document, any Default or Event of Default under the Loan Documents or similarly defined term hereunder or thereunder resulting from the failure to deliver a notice pursuant to Section 5.02(a) shall cease to exist and be cured in all respects if the underlying Default or Event of Default giving rise to such notice requirement shall have ceased to exist and/or be cured.

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any of the other Loan Documents required to be observed or performed by such Loan Party, and such failure shall continue without being remedied for a period of thirty (30) days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness of any Loan Party, when and as the same shall become due and payable and after the expiration of all grace or cure periods (provided that the failure to pay any such Indebtedness shall not constitute a Default or Event of Default so long as such Loan Party is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or such applicable Loan Party has set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome);

(g) any event or condition occurs that results in any Material Indebtedness of any Loan Party becoming due prior to its scheduled maturity or that enables or permits (after the giving of all notices and the expiration of all grace periods) the holder or holders of any Material Indebtedness of any Loan Party or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than, with respect to Indebtedness consisting of Swap Agreements, termination events or equivalent events pursuant to the terms of such Swap Agreements); provided that this clause (g) shall not apply to (x) Material Indebtedness that is secured Indebtedness and that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness, (y) regularly scheduled amortization payments with respect to Material Indebtedness or (z) customary non-default mandatory prepayments with respect to Material Indebtedness in connection with asset sales, casualty or condemnation events (provided that the failure to pay any such Indebtedness shall not constitute a Default or Event of Default so long as such Loan Party is diligently contesting the payment of the same by appropriate legal proceedings and such Loan Party has set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets (an “Involuntary Proceeding”), and, in any such case, such Involuntary Proceeding shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any proceeding or petition described in clause (h) of this Article, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) a Loan Party shall fail within sixty (60) days to pay, bond or otherwise discharge any final judgments or orders for the payment of money (not covered by insurance as to which the insurer has been notified of such judgment or order and has not issued a notice denying coverage thereof) in an amount which, when added to all other judgments or orders outstanding against such Loan Party would exceed the Threshold Amount in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith;

(l) any Loan Party shall disavow, revoke or terminate (or attempt to terminate) in writing any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, a Guaranty, or Liens on any material portion of the Collateral purported to be covered by the Collateral Documents or any other Loan Document (other than as a result of repayment in full of the Obligations), or a Lien on any material portion of the Collateral purported to be covered by the Collateral Documents ceases to be a valid and perfected lien with the priority described in the Collateral Documents or any other Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, shall cease to be in full force and effect (except as a result of the express terms thereof or as a result of the Administrative Agent’s failure to maintain possession of certificates actually delivered to it representing securities pledged under the Pledge Agreement or to file UCC continuation statements);

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(n) a Change in Control shall have occurred;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the written direction of the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any such event the Administrative Agent shall, at the written direction of the Required Lenders, by notice to the Borrower require the Loan Parties to cash collateralize the LC Exposure as set forth in Section 2.06(j).

SECTION 7.02 Distribution of Payments after Default. In the event that following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in its capacity as such in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b) Second, to pay any fees or expense reimbursements then due to the Lenders (other than in connection with Secured Hedge Agreements and Treasury Services Agreements) from the Loan Parties and any fees then due to the Administrative Agent;

(c) Third, to pay interest then due and payable on the Loans and unreimbursed LC Disbursements and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts payable under this clause (c);

(d) Fourth, to pay or prepay, as applicable, principal on the Loans and unreimbursed LC Disbursements and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts under this clause (d);

(e) Fifth, to pay an amount to the Administrative Agent equal to one hundred and one percent (101%) of the aggregate undrawn amount of all outstanding Letters of Credit and the aggregate amount of any unreimbursed LC Disbursements, to be held as cash collateral for such Obligations;

(f) Sixth, to payment of any amounts owing with respect to indemnification provisions of the Loan Documents, if any;

(g) Seventh, to the payment of any other Obligation due to the Administrative Agent or any Secured Party, if any; and

(h) Eighth, to the Borrower or whoever may be legally entitled thereto.

ARTICLE VIII

The Administrative Agent

SECTION 8.01 Appointment and Authority. Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 8.06) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02 Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing: (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any applicable law with respect to any Bankruptcy Event or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any applicable law with respect to any Bankruptcy Event, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible for the existence or description of any Collateral or the validity, perfection or priority of any Liens thereon.

SECTION 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, (a) the Administrative Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower and (b) the Required Lenders may by written notice to the Administrative Agent and the Borrower remove the Administrative Agent (i) for its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, or (ii) if it has become a Defaulting Lender. Upon any such resignation or removal, the Required Lenders shall have the right, subject to the consent of the Borrower (so long as no Event of Default under Section 7.01(a), (b), (h) or (i) with respect to the Borrower has occurred and is continuing at such time), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring or removed Administrative Agent gives notice of its resignation or is removed, then the retiring or removed Administrative Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent which shall be a Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

SECTION 8.08 Issuing Bank Reports to Administrative Agent.

(a) Unless otherwise agreed by Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, provide Administrative Agent a Letter of Credit Report or other information, as and when set forth below:

(i) For so long as any Letter of Credit issued by such Issuing Bank is outstanding, such Issuing Bank shall deliver to Administrative Agent (i) on the last Business Day of each calendar month and (ii) on each date that (1) a Letter of Credit extension or other modification occurs or (2) there is any expiration, cancellation or disbursement, in each case, with respect to such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Bank; and

(ii) on any Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issuing by such Issuing Bank.

SECTION 8.09 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, the Borrower, and such Lender (such agreement not to be unreasonably withheld or delayed).

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Lead Arranger and their respective Affiliates, that none of the Administrative Agent, the Lead Arranger/Bookrunner or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.10 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any taxing authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate documentation was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by a Loan Party pursuant to Section 2.17 and without limiting or expanding the obligation of any Loan Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due the Administrative Agent under this Section 8.10. The agreements in this Section 8.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 8.10, the term “Lender” includes any Issuing Bank.

SECTION 8.11 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Lead Arranger/Bookrunner listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

SECTION 8.12 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), but in any event excluding the Loan Parties and their Affiliates, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.12 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the applicable Overnight Rate. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.12(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.12(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding Section 8.12(a).

(d)

(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with Section 8.12(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such

Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment made to the Administrative Agent (but not, for the avoidance of doubt, to any subsequent assignee), and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 9.04 (including, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time. In addition, each Payment Recipient agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency.

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 8.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, this clause (e) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 8.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(h) Notwithstanding anything to the contrary herein or in any other Loan Document, no Loan Party nor any of their respective Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 8.12 in respect of any Erroneous Payment (other than having consented to the assignment referenced in Section 8.12(d)(i) above).

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) subject to Section 9.04(g), if to the Borrower (or any other Loan Party) or the Administrative Agent or an Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.01(a) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System other than as a result of willful misconduct or gross negligence by such

Person as determined by a final, non-appealable order of a court of competent jurisdiction. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof or any other Loan Document may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent to a disbursement hereunder or of any Default, Event of Default or Mandatory Prepayment Event shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (provided that only the consent of Required Lenders shall be necessary to waive any applicability of default interest) (it being understood that the waiver of (or amendment to the terms of) any Mandatory Prepayment Event of the Loans or waiver of any Default or Event of Default shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being understood that any change to the definition of “Leverage Ratio” or, in each case, in the component definitions thereof, shall not constitute a reduction or forgiveness in any rate of interest), (iii) except as provided in Section 2.21, postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(a), (b) or (c) or Section 7.02 in a manner that would alter the pro rata sharing of payments required thereby, or the definition of “Pro-Rata Share”, in each case without the written consent of each Lender directly and adversely affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release all or substantially all of the value of the Guaranty by the Guarantors without the written consent of each Lender (unless otherwise not prohibited under the Loan Documents), (vii) extend the expiration date of any Letter of Credit beyond the Maturity Date without the written consent of each Lender affected thereby; (viii) change the payment waterfall provisions of Section 2.20(c) or Section 7.02 without the written consent of each Lender directly and adversely affected thereby, (ix) other than in connection with a transaction not prohibited under Section 6.01 or Section 6.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender (other than a Defaulting Lender), (x) amend the definition of “Approved Currency” or “Approved Foreign Currency” without the written consent of each Lender or (xi) amend or waive any of the conditions set forth in Section 4.02 without the written consent of each Lender; provided, further, that (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Lead Arranger/Bookrunner or any Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Lead Arranger/Bookrunner or such Issuing Bank, as the case may be, (ii) no such agreement shall amend or modify Section 2.20 without the prior written consent of the Administrative Agent and each Issuing Bank and (iii) any removal of the Administrative Agent in accordance with the provisions of Section 8.06 shall not require the consent of the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (A) to correct or cure ambiguities, errors, omissions or defects, (B) to effect administrative changes of a technical or immaterial nature, (C) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, (D) solely to add benefit to one or more existing Revolving Facilities, including but not limited to, increase in margin and interest rate floor, in order to cause any Incremental Facility to be fungible with any existing Revolving Facility and (E) solely to make the terms of this Agreement or any other Loan Document more restrictive (or less favorable) to the Borrower and its Subsidiaries (as determined by the Borrower) and in each case, such amendment shall become effective without any further action or the consent of any other party to any Loan Document. In addition to the foregoing, the Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order to (i) comply with local Law or advice of local counsel, (ii) correct or cure ambiguities, omissions, mistakes or defects or (iii) cause such Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents and, in each case, such amendment shall become effective without any further action or the consent of any other party to any Loan Document.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and, if applicable, the Administrative Agent may enter into any Additional Credit Extension Amendment in accordance with Section 2.04 and any Extension Amendment in accordance with Section 2.21 and such Additional Credit Extension Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case,without any further action or consent of any other party to any Loan Document.

(e) Each Lender and each other Secured Party by its acceptance of the Collateral Documents irrevocably agrees that any Lien granted to it by the Loan Parties on any Collateral granted by any Loan Party under any Loan Document shall be automatically released (i) upon the termination of the Revolving Commitments, payment and satisfaction in full in cash of all Obligations (other than (x) obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable), and termination or cancellation of all Letters of Credit or cash collateralization of all Obligations under the Letters of Credit in a manner satisfactory to each affected Issuing Bank (or if such Letters of Credit have been backstopped by letters of credit that the affected Issuing Bank, in its sole discretion, agrees to accept), (ii) constituting property being sold or disposed of (to a Person that is not a Loan Party) if such sale or disposition is made in compliance with the terms of this Agreement, and to the extent that the property being sold or disposed of constitutes the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Guaranty provided by such Subsidiary, (iii) subject to this Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) to the extent such asset constitutes an Excluded Asset or (v) any Subsidiary becomes an Excluded Subsidiary; provided that, without limitation to the operation of the automatic releases described in this clause (e), a certificate of an Authorized Officer, delivered at the option of the Borrower, to the Administrative Agent with respect to any release described in this clause (e) stating that the Borrower has determined in good faith that such release satisfies the foregoing requirements shall be conclusive evidence that such release satisfies the foregoing requirement and such automatic release has occurred (and the Administrative Agent may rely conclusively on such certificate without further inquiry). Any Guarantor (other than the Parent Guarantor) shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that, without limitation of the operation of the automatic releases described in this clause (v), a certificate of an Authorized Officer delivered at the option of the Borrower, to the Administrative Agent with respect to any such automatic release stating that such Guarantor has ceased to be a Subsidiary or has become an Excluded Subsidiary as a result of a transaction or designation permitted hereunder, as the case may be, shall be conclusive evidence that such release satisfies the foregoing requirement and such automatic release has occurred (and the Administrative Agent may rely conclusively on such certificate without further inquiry). The Borrower or Parent Guarantor, as applicable, shall be automatically released from its obligations under this Agreement or any other Loan Document upon any Successor Borrower or Successor Parent Guarantor assuming all the obligations of the Borrower or the Parent Guarantor, as applicable under this Agreement and the other Loan Documents to which the Borrower or the Parent Guarantor, as applicable, is a party in accordance with the requirements of Section 6.02. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In each case as specified in this Section 9.02, the Administrative Agent will promptly upon the request of the Borrower (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Pledge Agreement, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.02. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(f) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of this Section 9.02 and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17.

(g) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent and the Borrower shall be permitted to enter into any amendment, modification or waiver of this Agreement and/or any of the other Loan Documents, or enter into any new agreement or instrument, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any additional property or assets to become Collateral for the benefit of the Secured Parties (including amending the terms of the definition of “Excluded Assets” and any related provisions as it relates to such additional property or assets) and/or (ii) add other Subsidiaries of the Borrower as Guarantors (including amending the terms of the definition of “Excluded Subsidiary” and any related provisions as it relates to such additional Guarantors). Any such amendment, modification or waiver shall become effective without any further action or consent of any of other party to this Agreement; provided that the Administrative Agent shall promptly notify the Lenders of any such amendment, modification or waiver.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket and documented expenses incurred by the Administrative Agent, the Lead Arranger/Bookrunner and their Affiliates, including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, the Lead Arranger/Bookrunner and their Affiliates, taken as a whole, and, if necessary, of one local counsel in any relevant material jurisdiction (and, solely in the case of a conflict of interest, one additional counsel in each relevant material jurisdiction) in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof, due diligence expenses and all printing, reproduction, document delivery, travel, IntraLinks, and communication costs, (ii) all reasonable out-of-pocket and documented expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket and documented expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender (but in each case limited to the fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders, taken as a whole and, if reasonably necessary, one additional local counsel for the Administrative Agent and the Lenders, taken as a whole, in each relevant material jurisdiction, and in the case of an actual or perceived conflict of interest, one additional counsel (and, if applicable, one additional local counsel in each relevant material jurisdiction) to the affected Lender or Lenders similarly situated and taken as a whole), during the existence of an Event of Default and in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket and documented expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. All amounts due under this Section 9.03(a) shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that with respect to the Effective Date, all amounts due under this Section 9.03 shall be paid on the Effective Date solely to the extent invoiced to the Borrower within three Business Days of the Effective Date.

(b) The Borrower shall indemnify the Administrative Agent, the Lead Arranger/Bookrunner, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel, incurred by or asserted against any Indemnitee arising out of or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting any Loan Party, this Agreement or the other Loan Documents; (iii) enforcing any obligations of or collecting any payments due from any Loan Party under this Agreement or the other Loan Documents, (iv) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (v) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, whether brought by the Borrower, any other Loan Party or a third party; provided that (A) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to (x) have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or from the material breach by such Indemnitee of its obligations under the Loan Documents, or (y) have not resulted from an act or omission by the Borrower or its Affiliates and have been brought by an Indemnitee against any other Indemnitee (other than a claim or dispute involving an Indemnitee in its capacity as the Administrative Agent, an Issuing Bank or the Lead Arranger/Bookrunner) and (B) the Borrower shall not, in connection with any such losses, claims, damages, liabilities or related expenses in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (which shall be selected by the Lead Arranger/Bookrunner after consultation with the Borrower) at any one time for the Indemnitees as a whole (and, if necessary, one firm of local and regulatory counsel in each relevant material jurisdiction and regulatory field, as applicable, at any one time for the Indemnitees as a whole); provided, further, that in the case of a conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict, the Borrower shall be responsible for the reasonable fees and expenses of one firm of counsel (and, if necessary, one firm of local and regulatory counsel in each relevant material jurisdiction and regulatory field) for each such affected Indemnitee. If any action, suit or proceeding is brought against any Indemnitee in connection with any claim for which it is entitled to indemnity hereunder, such indemnified person shall (x) promptly notify the Borrower in writing of such action, suit or proceeding and (y) give the Borrower an opportunity to consult from time to time with such Indemnitee regarding defensive measures and potential settlement. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro-Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. To the extent that the Borrower fails to pay any amount required to be paid by it to any Issuing Bank under paragraph (a) or (b) of this Section, each Revolving Lender severally agrees to pay to such Issuing Bank such Lender’s Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent that liability is determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or from the material breach by such Indemnitee of its obligations under the Loan Documents.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), other than as contemplated in Section 6.02, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)

(i) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to (I) with respect to Revolving Commitments, a Revolving Lender or an Affiliate of a Revolving Lender of similar creditworthiness to such Revolving Lender, or (II) if an Event of Default under Section 7.01(a), (b), (h) or (i) with respect to the Borrower has occurred and is continuing at the time of such assignment, any Eligible Assignee (other than an Ineligible Institution). Notwithstanding the foregoing, the Administrative Agent shall send notice of an assignment to the Borrower;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or an Affiliate thereof; and

(C) each Issuing Bank, provided that no consent of the Issuing Banks shall be required for an assignment of any Revolving Commitment to an assignee that is either (I) a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or (II) rated at least Baa3 by Moody’s or BBB- by S&P or Fitch for its unsecured long-term senior debt obligations or an equivalent rating from a nationally recognized rating agency (or whose obligations are guaranteed in full by an unconditional guaranty of a person with such ratings), provided, further, that each Issuing Bank shall be promptly notified of the assignment to an assignee described in subclauses (I) and (II) above by the Administrative Agent (provided that, the providing of any such notice shall not affect the effectiveness or validity of such assignment);

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) with respect to the Borrower has occurred and is continuing at the time of such assignment;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and any Tax documentation required to be provided under Section 2.17(e); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts at such assignee to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender (with respect to its interest), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d), Section 2.06(e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, with the prior written consent of the Borrower as and to the extent it would be required pursuant to Section 9.04(b)(i)(A) for an assignment to such Person (solely in the case of a participation or other transfer of rights and/or obligations in the Loans in which voting rights are transferred) and without the consent of the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation or otherwise transfers rights and/or obligations in the Loans shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15 and 2.17, subject to the requirements and limitations therein, including the requirements under Section 2.17(e) (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such participation was made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed). Each Lender that sells a participation or otherwise transfers rights and/or obligations in the Loans agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant or transferee. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation or otherwise transfers rights and/or obligations in the Loans shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant or transferee, as applicable, to which it sells a Participation or otherwise transfers rights and/or obligations in the Loans and the principal amounts (and stated interest) of each such Participant’s or transferee’s interest, as applicable, in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) [Reserved].

(f) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPV shall have any voting rights pursuant to this Section 9.04(f) (all such voting rights shall be retained by the Granting Lender), (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Administrative Agent and the Lenders shall not be obligated to deal with an SPV, but may limit their communications and other dealings relevant to such SPV to the applicable Granting Lender, and (v) with respect to the funding of any Loan by an SPV, the Borrower shall not have to pay any greater cost, or incur any greater expense, under the provisions of this Section 9.04(f) or otherwise, than if all Loans were funded by the applicable Granting Lender without the involvement of an SPV, except to the extent the grant to the SPV is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed). The funding of a Loan by an SPV hereunder shall utilize the Revolving Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. This Section 9.04(f) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPV at the time of such amendment.

(g) Any request for consent of the Borrower pursuant to Section 9.04(b)(i)(A) or Section 9.04(c) (with respect to any participation with respect to the Revolving Facility) and related communications shall be delivered by the Administrative Agent simultaneously to the following Persons:

(i) with respect to any request for consent in respect of any assignment or participation relating to Revolving Commitments or Revolving Credit Exposure, to (A) any recipient that is an employee of the Borrower, as designated in writing to the Administrative Agent by the Borrower from time to time (if any) and (B) the chief financial officer of the Borrower or any other Authorized Officer designated by the Borrower in writing to the Administrative Agent from time to time; and

(ii) in addition to the Persons set forth in clause (i) above and prior to the occurrence of a Change in Control, with respect to any request for consent in respect of any assignment or participation related to Revolving Commitments or Revolving Credit Exposure, to (A) the Sponsor as specified on Schedule 9.01(a) and (B) an employee of the Sponsor designated in writing to the Administrative Agent by the Sponsor from time to time.

(h) If any Loans or Commitments are assigned or participated (x) to a Disqualified Institution or (y) without complying with the notice requirement under Section 9.04(g), then: (a) the Borrower may (i) terminate any Commitment of such person and prepay any applicable outstanding Loans at a price equal to the least of (x) the current trading price of the Loans, (y) par and (z) the amount such person paid to acquire such Loans, in each case, without premium, penalty, prepayment fee or breakage, and/or (ii) require such person to assign its rights and obligations to one or more Eligible Assignees at the price indicated above (which assignment shall not be subject to any processing and recordation fee) and if such person does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such assignment within three (3) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such person, then such person shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part, (b) no such person shall receive any information or reporting provided by the Borrower, the Administrative Agent or any Lender, (c) for purposes of voting, any Loans or Commitments held by such person shall be deemed not to be outstanding, and such person shall have no voting or consent rights with respect to “Required Lender” or class votes or consents, (d) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class (giving effect to clause (c) above) so approves, and (e) such person shall not be entitled to any expense reimbursement or indemnification rights under any Loan Documents (including Section 9.03) and the Borrower expressly reserves all rights against such person under contract, tort or any other theory and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall only apply to a Disqualified Institution and not to any assignee of such Disqualified Institution that becomes a Lender so long as such assignee is not a Disqualified Institution or an Affiliate thereof.

(i) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institution or any investment vehicle or trust for, or owned or operated for the primary benefit of, a natural person. Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or investment vehicle or trust for, or owned or operated for the primary benefit of, a natural person or (b) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender

may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the termination or expiration of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Agreement, the other Loan Documents and any transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this

Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claims, controversy, dispute or cause of action (whether in contract, tort, or otherwise and whether at law or in equity) shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding (whether in contract, tort, or otherwise and whether at law or in equity) arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined solely in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in this Agreement shall be deemed or operate to preclude (i) the Administrative Agent, any Lender or any Issuing Bank from bringing suit or taking other legal action in any other jurisdiction to realize on any security for the Obligations (in which case any party shall be entitled to assert any claim or defense other than any objection to the laying of venue of such action or the action having been brought in an inconvenient forum but including any claim or defense that this Section 9.09 would otherwise require to be asserted in a legal action or proceeding in a New York court), or to enforce a judgment or other court order in favor of the Administrative Agent, any Lender or any Issuing Bank, (ii) any party from bringing any legal action or proceeding (whether in contract, tort, or otherwise and whether at law or in equity) in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York courts decline jurisdiction over any Person, or decline (or, in the case of the Federal District court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding (whether in contract, tort, or otherwise and whether at law or in equity) is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 9.09 would otherwise require to be asserted in a legal action or proceeding in a New York court) in any such action or proceeding.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders (each, a “Restricted Party”) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who need to know such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure by such Person to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the relevant Restricted Party), (b) to the extent (i) requested by any regulatory or self-regulatory authority or (ii) required by applicable laws or regulations or by any subpoena or similar legal process (provided that (x) solely to the extent permitted by law and other than in connection with routine audits and reviews by regulatory authorities or self-regulatory authorities, each Restricted Party shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding and (y) each Restricted Party shall use commercially reasonable efforts to ensure that such Information is kept confidential), (c) [reserved], (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to advising any such recipient of the requirements of this Section 9.12 and (other than in connection with any pledge or assignment of the Loans pursuant to Section 9.04(d) to secure obligations to a Federal Reserve Bank) subject to the acknowledgement and acceptance by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 9.12) in accordance with customary market standard for dissemination of such type of information, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) in connection with any pledge of the Loans pursuant to Section 9.04(d) or any grant to an SPV pursuant to Section 9.04(f), (iii) any actual or prospective counterparty (or its advisors) to any swap, derivative or other transaction relating to this Agreement, the Borrower and its obligations or payments hereunder or (iv) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower that is not known by the recipient of such information to be subject to a confidentiality obligation or (i) on a confidential basis to the CUSIP Service Bureau or any similar organization. In addition, the Administrative Agent, the Issuing Banks and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration, settlement and management of this Agreement and the other Loan Documents. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15 USA PATRIOT Act and Beneficial Ownership Regulation. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and Beneficial Ownership Regulation, hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the Act and, in the case of the Borrower (to the extent it qualifies as a “legal entity customer”), the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the Act and, in the case of the Borrower (to the extent it qualifies as a “legal entity customer”), the Beneficial Ownership Regulation.

SECTION 9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of the Transactions (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arranger/Bookrunner, the Lenders and the Issuing Banks are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arranger/Bookrunner, the Lenders and the Issuing Banks, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, the Lead Arranger/Bookrunner, each Lender and each Issuing Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its

Affiliates, or any other Person and (B) none of the Administrative Agent, the Lead Arranger/Bookrunner, any Lender or any Issuing Bank has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arranger/Bookrunner, the Lenders, the Issuing Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Lead Arranger/Bookrunner, any Lender or any Issuing Bank has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower hereby agrees that it will not claim that any of the Administrative Agent, the Lead Arranger/Bookrunner, Lenders, Issuing Banks and their respective affiliates has rendered advisory services of any nature or respect or owes a fiduciary duty or similar duty to it in connection with any aspect of the Transactions. Accordingly, to the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arranger/Bookrunner, any Lender or any Issuing Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of the Transactions.

SECTION 9.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or Issuing Bank that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.18 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit

Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such Agreement Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BXDC OPERATING PARTNERSHIP LP, as Borrower

By: Blackstone Digital Infrastructure Trust Inc., its general partner

By:	/s/ Anthony F. Marone, Jr.
Name:	Anthony F. Marone, Jr.
Title:	Chief Financial Officer and Treasurer

[Signature Page to Revolving Credit Agreement]

CITIBANK, N.A., as Administrative Agent

By:	/s/ Saad Zaman
Name:	Saad Zaman
Title:	Authorized Signatory

[Signature Page to Revolving Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Saad Zaman
Name:	Saad Zaman
Title:	Authorized Signatory

[Signature Page to Revolving Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Jonathan Dworkin
Name:	Jonathan Dworkin
Title:	Authorized Signatory

[Signature Page to Revolving Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Revolving Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Alison Lugo
Name:	Alison Lugo
Title:	Vice President

By:	/s/ Marko Lukin
Name:	Marko Lukin
Title:	Director

[Signature Page to Revolving Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kate Brown
Name:	Kate Brown
Title:	Vice President

[Signature Page to Revolving Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Charlene Saldanha
Name:	Charlene Saldanha
Title:	Director

[Signature Page to Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Arthur Atte
Name:	Arthur Atte
Title:	Vice President

[Signature Page to Revolving Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Kevin McLain
Name:	Kevin McLain
Title:	Senior Vice President

[Signature Page to Revolving Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Ethan D’Arcangelo
Name:	Ethan D’Arcangelo
Title:	Authorized Signatory

[Signature Page to Revolving Credit Agreement]

SOCIÉTÉ GÉNÉRALE, as a Lender

By:	/s/ Valtin Gallani
Name:	Valtin Gallani
Title:	Managing Director

[Signature Page to Revolving Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Maria Mulic
Name:	Maria Mulic
Title:	Managing Director

By:	/s/ Melody Moss
Name:	Melody Moss
Title:	Director

[Signature Page to Revolving Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Nabeel Shah
Name:	Nabeel Shah
Title:	Executive Director

[Signature Page to Revolving Credit Agreement]